================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THE WALT DISNEY COMPANY
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               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                       [LOGO OF THE WALT DISNEY COMPANY]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD FEBRUARY 25, 1997

                               ----------------

To our Stockholders:

  The 1997 annual meeting of stockholders of The Walt Disney Company will be held at the Arrowhead Pond of Anaheim, 2695 East Katella Avenue, Anaheim, California, on Tuesday, February 25, 1997, beginning at 10:00 a.m. At the meeting, stockholders will act on the following matters:

    (1) Election of five directors, each for a term of three years;

    (2) Approval of the 1997 Cash Bonus Performance Plan for Executive
  Officers;

    (3) Approval of a performance-based compensation plan for the Chief Executive Officer of the Company;

    (4) Ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants for the 1997 fiscal year;

    (5) Consideration of two stockholder proposals; and

    (6) Any other matters that properly come before the meeting or any postponements or adjournments thereof.

  Only stockholders of record at the close of business on December 30, 1996 are entitled to vote at the meeting or any postponement or adjournment.

IF YOU PLAN TO ATTEND:

  WE ANTICIPATE THAT A LARGE NUMBER OF STOCKHOLDERS WILL ATTEND THE MEETING. PLEASE NOTE THAT SPACE LIMITATIONS MAKE IT NECESSARY TO LIMIT ATTENDANCE TO STOCKHOLDERS AND ONE GUEST. ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 8:00 A.M., AND SEATING WILL BE AVAILABLE AT APPROXIMATELY 9:00 A.M. CAMERAS AND RECORDING DEVICES WILL NOT BE PERMITTED AT THE MEETING. "STREET NAME" HOLDERS WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE.


                                          By order of the Board of Directors,

                                          /s/ Marsha L. Reed

                                          Marsha L. Reed
                                          Corporate Secretary

January 9, 1997
Burbank, California

                       [LOGO OF THE WALT DISNEY COMPANY]

                         500 SOUTH BUENA VISTA STREET
                           BURBANK, CALIFORNIA 91521

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This proxy statement contains information related to the solicitation of proxies for use at the annual meeting of stockholders of The Walt Disney Company to be held at the Arrowhead Pond of Anaheim, 2695 East Katella Avenue, Anaheim, California, on Tuesday, February 25, 1997, beginning at 10:00 a.m., and at any postponements or adjournments thereof, for the purposes set forth in the accompanying notice. This proxy statement and accompanying materials are being mailed to stockholders beginning on or about January 9, 1997.

                                    GENERAL

  The Company. In connection with the Company's acquisition of Capital Cities/ABC, Inc. on February 9, 1996, a new parent company, with the name "The Walt Disney Company," replaced the old parent company of the same name. For convenience, the term "Company" is used in this proxy statement to refer to the old parent company through February 8, 1996 and the new parent company thereafter.

  Stockholders Entitled to Vote. Only stockholders of record at the close of business on December 30, 1996 are entitled to notice of the annual meeting and to vote the shares of common stock of the Company held by them on that date at the meeting or any postponements or adjournments thereof. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon. As of December 31, 1996, 675,109,522 shares of common stock of the Company were outstanding.

  Quorum. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on December 30, 1996 will constitute a quorum, permitting the meeting to conduct its business. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

  Voting. If the accompanying proxy card is properly signed, returned to the Company and not revoked, it will be voted as directed by the stockholder. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the slate of nominees for election as directors proposed by the Board of Directors, for adoption of the 1997 Cash Bonus Performance Plan, for approval of the performance-based compensation plan for the Company's Chief Executive Officer, for ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending September 30, 1997, against approval of the two stockholder proposals and as recommended by the Board of Directors with regard to any other matters or, if no recommendation is given, in their own discretion.

  The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other item to be acted upon at the meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a vote against the matter in question.

  In accordance with the rules of the New York Stock Exchange, brokers and nominees may be precluded from exercising their voting discretion with respect to certain matters to be acted upon and thus, in the absence of specific instructions from the beneficial owner of the shares, will not be empowered to vote the shares on such matters and therefore will not be counted in determining the number of shares necessary for approval. Shares represented by such broker non-votes will, however, be counted for purposes of determining whether there is a quorum.

  Revocation of a Proxy. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the meeting in person and so requests. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

  Participants in the Disney Savings and Investment Plan and the ABC Savings and Investment Plan. Employees of the Company and its affiliates who participate in the Disney Savings and Investment Plan or the ABC, Inc. Savings and Investment Plan (i.e., the Company's "401(k)" plans) may vote shares of common stock of the Company equivalent to the value of the interest credited to their account in either plan by instructing Fidelity Management Trust Company, the trustee of both plans, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote such shares in accordance with duly executed instructions received by February 18, 1997. Share equivalents credited to a participant's account as to which no instructions are received by that date will be voted by the trustee in the same proportion that it votes share equivalents for which it did receive timely instructions. Each participant may revoke previously given voting instructions by February 18, 1997 by filing with the trustee a written notice to that effect or a duly executed voting instruction card bearing a date subsequent to the date of his or her previously delivered instruction card.

                                STOCK OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  As of December 31, 1996, no single person or group was known to the Company to be the beneficial owner of more than 5% of the outstanding common stock of the Company.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table reflects shares of common stock of the Company beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of December 31, 1996 by each continuing director of the Company, each of the executive officers named in the Summary Compensation Table below and the current directors and executive officers of the Company as a group.

                           SOLE VOTING     SHARED VOTING   ACQUIRABLE
                          AND INVESTMENT AND/OR INVESTMENT   WITHIN     PERCENT OF
          NAME               POWER(1)       POWER(1)(2)    60 DAYS(3) COMMON STOCK(4)
          ----            -------------- ----------------- ---------- ---------------
Reveta F. Bowers........          --               --          1,200          *
Roy E. Disney(5)........    5,658,230        1,764,256        80,000        1.1%
Michael D. Eisner.......    2,934,180           99,455     6,666,668        1.4%
Stanley P. Gold.........        1,000            1,856         1,200          *
Sanford M. Litvack......          500              700       350,000          *
Ignacio E. Lozano, Jr. .        5,148              440         1,200          *
George J. Mitchell......          500              --          1,200          *
Lawrence P. Murphy......       20,272            1,122       332,000          *
Thomas S. Murphy........    1,048,544           17,830       205,238          *
Richard D. Nanula.......          249            3,112       184,000          *
Richard A. Nunis........       89,097           14,430       440,000          *

                           SOLE VOTING     SHARED VOTING   ACQUIRABLE
                          AND INVESTMENT AND/OR INVESTMENT   WITHIN     PERCENT OF
          NAME               POWER(1)       POWER(1)(2)    60 DAYS(3) COMMON STOCK(4)
          ----            -------------- ----------------- ---------- ---------------
Leo J. O'Donovan, S.J. .          --               --            --           *
Sidney Poitier..........          --               --          1,200          *
Irwin E. Russell........        4,000              --          1,200          *
Robert A.M. Stern.......          260              --          1,200          *
E. Cardon Walker........      158,573              --          1,200          *
Raymond L. Watson.......       17,040              --          1,200          *
Gary L. Wilson..........          --               --          1,200          *
All current directors
 and executive officers
 as a group (19
 persons)...............    9,937,593        1,904,689     8,299,906        3.0%

--------
*  Represents less than 1% of the Company's outstanding common stock.

(1) Certain directors and executive officers disclaim beneficial ownership of some of the shares listed, as follows: Mr. Eisner--29,600 shares held by his wife directly and as custodian for their children, 36,000 shares held in trust for the benefit of their children, 24,000 shares held by an adult child and 1,600 shares held in a family trust; Mr. Disney--1,764,256 shares (see footnote (5) below); Mr. Gold--1,440 shares held by his wife and children and 416 shares beneficially owned by Shamrock Holdings, Inc., of which he is an officer and director; Mr. Lozano--440 shares that he holds as custodian for the benefit of his child; Thomas Murphy--17,390 shares held in trust for the benefit of a non-family member and 440 shares owned by Mr. Murphy's wife; Mr. Nunis--882 shares held by a trust of which Mr. Nunis is trustee for the benefit of his son and 200 shares held by his wife as trustee for her children; and all current directors and executive officers as a group--1,920,664 shares.

(2) Includes interests in shares held for the benefit of the following individuals and for all current directors and executive officers as a group in the Disney Salaried Savings and Investment Plan, with respect to which such persons have sole voting power but no investment rights: Mr. Eisner--8,255 shares; Mr. Litvack--700 shares; Mr. Nanula--3,112 shares; Lawrence Murphy--1,122 shares; Mr. Nunis--9,802 shares; and all current directors and executive officers as a group--24,474 shares.

(3) Reflects the number of shares that could be purchased by exercise of options available at December 31, 1996 or within 60 days thereafter under the Company's stock option plans.

(4) Based on the number of shares outstanding at, or acquirable within 60 days of, December 31, 1996.

(5) The shares listed in the table for Mr. Disney include 1,764,256 shares as to which he disclaims beneficial ownership, consisting of 1,507,520 shares owned by his wife; 256,320 shares held in trusts for the benefit of his four children, of which Mr. Disney is the trustee; and 416 shares beneficially owned by Shamrock Holdings, Inc., of which both Mr. Disney and his wife are officers and directors and the shares of which are held by Mr. Disney, his wife, certain of his children, trusts for the benefit of his children and custodial accounts for the benefit of certain of his children and grandchildren.

                         ITEM 1--ELECTION OF DIRECTORS

  The Board of Directors of the Company is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of directors in Class I expires at the 1997 annual meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class I directors, be re-elected to Class I for a new term of three years and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

  Directors will be elected by a plurality of the votes cast at the annual meeting. If elected, all nominees are expected to serve until the annual meeting in the year 2000 and until their successors are duly elected and qualified.

                   DIRECTORS STANDING FOR ELECTION--CLASS I

  REVETA F. BOWERS                                         Director since 1993

  Mrs. Bowers, 48, has been the Head of School for the Center for Early Education, an independent school for pre-school through sixth grade located in Los Angeles, since 1976. Mrs. Bowers is a member of the Board of Directors of several non-profit educational organizations, including the National Association of Independent Schools, Educational Records Bureau, Inc., The Fulfillment Fund and the Coalition for Justice.

  ROY E. DISNEY                                      Director since June 1984;
                                                   also from 1967 to March 1984

  Mr. Disney, 66, has been Vice Chairman of the Board of Directors of the Company since 1984, and since November 1985 has also served as head of the Company's animation department. In addition, Mr. Disney is Chairman of the Board of Shamrock Holdings, Inc., which, through its subsidiaries, is engaged in real estate development and the making of investments. Mr. Disney is a nephew of the late Walt Disney.

  IGNACIO E. LOZANO, JR.                                   Director since 1981

  Mr. Lozano, 69, is Chairman of Lozano Enterprises, which publishes La Opinion, the largest Spanish-language newspaper in the Los Angeles metropolitan area. Mr. Lozano was Publisher and Editor of La Opinion from 1953 to 1986, except for the period from 1976 through 1977 when he was the United States Ambassador to El Salvador. Mr. Lozano is a member of the Boards of Directors of Bank America Corporation, a bank holding company; Bank of America N.T. & S.A.; Pacific Enterprises, a holding company, and its subsidiary Southern California Gas Co., a natural gas public utility; Pacific Mutual Life Insurance Company; and a number of public service and charitable organizations.

  GEORGE J. MITCHELL                                       Director since 1995

  Mr. Mitchell, 63, is special counsel to the law firm of Verner, Liipfert, Bernhard, McPherson & Hand in Washington, D.C. He served as a United States Senator for fifteen years commencing in 1980, and was Senate Majority Leader from 1989 to 1995. Mr. Mitchell is a member of the Board of Directors of UNUM Corporation, Federal Express Corp. and Xerox Corporation. He also serves as special advisor to the President and the Secretary of State on United States investment and trade opportunities in Ireland.

  GARY L. WILSON                                           Director since 1985

  Mr. Wilson, 56, is Co-Chairman of the Board of Northwest Airlines Corporation. From July 1985 through December 1989, he was Executive Vice President and Chief Financial Officer of the Company. Prior to joining the Company, Mr. Wilson was Executive Vice President and Chief Financial Officer of Marriott Corporation, a diversified company involved in lodging, food service and related businesses.

                        DIRECTORS CONTINUING IN OFFICE

               CLASS II--TERM EXPIRES AT THE 1998 ANNUAL MEETING

  MICHAEL D. EISNER                                        Director since 1984

  Mr. Eisner, 54, is Chairman of the Board and Chief Executive Officer of the Company. Prior to joining the Company in September 1984, Mr. Eisner was President and Chief Operating Officer of Paramount Pictures Corp., which was then a wholly owned subsidiary of Gulf+Western Industries, Inc. Prior to joining

  Paramount in 1976, Mr. Eisner was Senior Vice President, Prime Time Programming, for ABC Entertainment, a division of the American Broadcasting Company, Inc., with responsibility for the development and supervision of all prime-time series programming, limited series movies made for television and the acquisition of talent.

  STANLEY P. GOLD                                         Director since 1987;
                                               also from June to September 1984

  For more than the past five years, Mr. Gold, 54, has served as President and Chief Executive Officer of Shamrock Holdings, Inc. Since 1990, Mr. Gold has been President of Trefoil Investors, Inc., the general partner of Trefoil Capital Investors, L.P., an investment partnership, as well as President of Shamrock Capital Advisors, Inc., which acts as manager of the partnership. Mr. Gold is also Chairman of the Board of Directors of LA Gear, Inc., a manufacturer and distributor of athletic and casual footwear, and Chairman of Koor Industries, an Israeli company engaged in the manufacture of telecommunications equipment, agro-chemicals and infrastructure materials.

  THOMAS S. MURPHY                                         Director since 1996

  Mr. Murphy, 71, was Chairman of the Board and Chief Executive Officer of Capital Cities/ABC, Inc. for 24 years from 1966 to 1990 and from February 1994 until his retirement February 1996. Mr. Murphy is also a director of Johnson & Johnson and Texaco Inc. He is Chairman of the New York University Medical Center Board of Trustees and a member of the Board of Overseers of Harvard College.

  LEO J. O'DONOVAN, S.J.                                   Director since 1996

  Fr. O'Donovan, 62, has served as President of Georgetown University in Washington, D.C. since 1989. He is Chair of the Board of the Consortium on Financing Higher Education and a member of the Board of Directors of The Riggs National Bank of Washington, D.C., the National Council on the Arts of the National Endowment for the Arts, the Association of Catholic Colleges and Universities and the Consortium of Universities of the Washington Metropolitan Area.

  IRWIN E. RUSSELL                                         Director since 1987

  Mr. Russell, 70, is an attorney engaged in private practice specializing in the entertainment industry. From 1989 to 1992 he served of counsel to the law firm of Rudin, Appel & Rosenfeld. Mr. Russell serves as a member of the Board of Directors of The Lipper Funds, Inc., a mutual fund group, and of the Southern California Tennis Association, a nonprofit association. He also serves as an ad hoc arbitrator for the Federal Mediation and Conciliation Service and the American Arbitration Association.

  RAYMOND L. WATSON                                        Director since 1974

  Mr. Watson, 70, has served as Chairman of the Executive Committee of the Company's Board of Directors since 1984 and was Chairman of the Board of the Company from May 1983 to September 1984. Since 1986, Mr. Watson has been Vice Chairman of the Board of The Irvine Company, a land development company. From 1985 to 1986, he was Regents Professor in the Graduate School of Management at the University of California, Irvine. Mr. Watson is also a director of Pacific Mutual Life Insurance Company; Mitchell Energy & Development Co., a company engaged in oil and gas exploration, production, distribution and land development; The Tejon Ranch Company; and the Public Policy Institute of California, a non-profit public policy research institute.

              CLASS III--TERM EXPIRES AT THE 1999 ANNUAL MEETING

  SANFORD M. LITVACK                                       Director since 1995

  Mr. Litvack, 60, is Senior Executive Vice President and Chief of Corporate Operations of the Company, having served as Senior Vice President General Counsel from April 1991 through June 1992 and as

  Executive Vice President Law and Human Resources from June 1992 to August 1994. Mr. Litvack was a litigation partner with the law firm of Dewey Ballantine from 1987 until joining the Company in 1991.

  RICHARD A. NUNIS                                         Director since 1981

  Mr. Nunis, 64, is Chairman of Walt Disney Attractions, which encompasses the Company's theme parks and resorts, and has been a senior executive of the Company or its subsidiaries for more than the past five years. He is also a member of the Board of Directors of SunTrust Bank and of Florida Progress Corporation, a diversified holding company whose interests include an electric utility. Mr. Nunis is a member of the Board of the University of Central Florida Foundation, Inc.

  SIDNEY POITIER                                           Director since 1994

  Mr. Poitier, 69, is an actor, director and writer, serving as Chief Executive Officer of Verdon-Cedric Productions, a film production company. He is also a member of the Board of Directors of Sarah Lawrence College. Mr. Poitier has won many awards, including the Academy Award for Best Actor and the American Film Institute's Lifetime Achievement Award. He belongs to numerous civic organizations, including the Children's Defense Fund, the NAACP Legal Defense and Education Fund and the Natural Resources Defense Council.

  ROBERT A.M. STERN                                         Director since 1992

  Mr. Stern, 57, is a practicing architect, teacher and writer. He is Senior Partner of Robert A.M. Stern Architects of New York, which he founded, and a Fellow of the American Institute of Architects. Mr. Stern is also a professor at the Graduate School of Architecture, Planning and Preservation at Columbia University in New York, where he is Director of the Historic Preservation Program. Mr. Stern was the architect of the Yacht and Beach Club hotels, the Boardwalk Inn and the Casting Center at the Walt Disney World Resort and the Newport Bay Club and the Cheyenne Hotel at Disneyland Paris. He is also the architect of the Feature Animation Building at the Company's headquarters in Burbank, California.

  E. CARDON WALKER                                          Director since 1960

  Mr. Walker, 80, was a senior executive of the Company for more than 25 years until 1984, serving as President from 1971 to 1977 and Chairman of the Board and Chief Executive Officer from 1980 to 1983. From 1984 through 1989, he provided consulting and other services to the Company.

DIRECTORS' COMPENSATION; ATTENDANCE

  Director's Compensation. Directors who are also full-time employees of the Company receive no additional compensation for service as directors. During the Company's fiscal year ending September 30, 1996, each nonemployee director received a retainer fee based upon an annualized amount of $30,000, together with a fee of $1,000 per Board or Committee meeting attended. Nonemployee directors may defer payment of all or part of their fees under the Company's Deferred Compensation Plan for Outside Directors. Such deferrals are generally until termination of the director's service with the Company or until he or she reaches a specified age. Ms. Bowers, Fr. O'Donovan and Mr. Murphy are currently participating in this plan.

  In addition, each nonemployee director receives an automatic grant, on March 1 of each year, of options to purchase 2,000 shares of common stock. For fiscal 1996, Ms. Bowers and Messrs. Gold, Lozano, Mitchell, Murphy, Poitier, Russell, Stern, Walker, Watson and Wilson received grants under this plan. Each option grant, vesting in equal installments over five years and having a ten-year term, permits the holder to purchase shares at their fair market value on the date of grant ($65.75 in the case of options granted in 1996).

  Other Compensation of Directors. During fiscal 1996, Mr. Walker received payments totalling $609,826 with respect to motion pictures in which he invested between 1963 and 1979 under a former incentive program of the Company.

  During fiscal 1996, a Company subsidiary retained the firm of Robert A.M. Stern Architects, of which Mr. Stern is Senior Partner, for architectural services relating to resort and office developments in California, Florida and Japan. Payments to Mr. Stern's firm for these services aggregated $168,278 during fiscal 1996.

  Senator Mitchell provides consulting services to the Company with respect to a variety of matters affecting the Company's international business operations and development efforts. During fiscal 1996, the Company paid Senator Mitchell an aggregate of $50,000 for these services. In addition, the Company engaged the law firm of Verner, Liipfert, Bernhard, McPherson & Hand, of which Senator Mitchell is special counsel, to advise the Company on various matters during fiscal 1996, for which the Company paid an aggregate of $122,764.

  Meetings and Attendance. The Board of Directors met five times during fiscal 1996. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he or she served with the exception of Sidney Poitier, who attended less than 75% of the meetings of the Board of Directors and Compensation Committee as the result of on-location filming commitments.

COMMITTEES OF THE BOARD

  The Board of Directors has standing Executive, Compensation, Audit Review and Nominating Committees. In addition, during fiscal 1996 the Board created a new Executive Performance Plan Committee.

  Executive Committee. The Executive Committee, composed of Messrs. Disney, Eisner and Watson (Chairman), possesses all of the powers of the Board except the power to issue stock, approve mergers with nonaffiliated corporations or declare dividends (except at a rate or in a periodic amount or within a price range established by the Board), and certain other powers specifically reserved by Delaware law to the Board. In fiscal 1996, the Executive Committee held no meetings, but took action by unanimous written consent 15 times.

  Compensation Committee. The Compensation Committee, composed of Messrs. Lozano, Poitier, Russell (Chairman) and Watson, is charged with reviewing the Company's general compensation strategy (except with respect to matters entrusted to the Executive Performance Plan Committee commencing October 1, 1996 as described below); establishing salaries and reviewing benefit programs (including pensions) for the Chief Executive Officer and those persons who report directly to him; reviewing, approving, recommending and administering the Company's incentive compensation and stock option plans and certain other compensation plans; and approving certain employment contracts. In fiscal 1996, the Compensation Committee met eleven times. For fiscal 1997 and beyond, the Compensation Committee will continue its functions of reviewing, approving, recommending and administering the Company's compensation plans and employment contracts; however, to the extent that incentive, stock option and/or compensation issues relate to executives who are, or may become, subject to Section 162(m) of the Internal Revenue Code, the Executive Performance Plan Committee will take all necessary actions.

  Executive Performance Plan Committee. The Executive Performance Plan Committee was created on September 30, 1996 with responsibility for reviewing and advising the Board with respect to executive compensation affecting corporate officers subject to Section 162(m) of the Internal Revenue Code and such other executives as the Company's management may deem appropriate. The Committee also has responsibility for administration of the 1997 Cash Bonus Performance Plan described under Item 2 of this proxy statement (including establishing performance targets and determining specific bonuses) and will in the future establish and administer compensation intended as performance-based compensation under the Code and fix all salaries, grant all stock options and approve all employment agreements for executives who are, or are expected to become, subject to Section 162(m). The Committee, which consists of Messrs. Gold (Chairman), Lozano, Poitier and Russell, held no meetings in fiscal 1996.

  Audit Review Committee. The Audit Review Committee, composed of Ms. Bowers and Messrs. Lozano (Chairman), Walker and Watson, met three times during fiscal 1996. Its functions are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor the Company's policies relating to business ethics and conflicts of interests; discuss with management and the independent accountants the Company's draft annual financial statements and key accounting and/or reporting matters; and review the activities and recommendations of the Company's management audit department.

  Nominating Committee. The Nominating Committee, composed of Ms. Bowers and Messrs. Gold (Chairman) and Wilson, is responsible for soliciting recommendations for candidates for the Board of Directors; developing and reviewing background information for candidates; making recommendations to the Board regarding such candidates; and reviewing and making recommendations to the Board with respect to candidates for directors proposed by stockholders. Any stockholder wishing to propose a nominee should submit a recommendation in writing to the Company's Secretary, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. The Nominating Committee met once during fiscal 1996.

CERTAIN LEGAL PROCEEDINGS

  On January 3, 1997, the Company was advised that two purported stockholders, Richard and David Kaplan, had filed a putative derivative action in the Superior Court of the State of California, Los Angeles County, alleging that certain current and former directors of the Company breached their fiduciary duties of loyalty and care and wasted corporate assets in connection with entering into and terminating the Company's employment agreement with Michael S. Ovitz. See "Employment Agreements--Employment Agreement with Michael S. Ovitz" below. On January 6, 1997, two other purported stockholders, William and Geraldine Brehm, filed a substantially identical complaint in the Court of Chancery for the State of Delaware, New Castle County. The complaints name Messrs. Eisner, Ovitz, Disney, Gold, Litvack, Nunis, Poitier, Russell, Stern, Walker, Watson and Wilson as defendants, together with Stephen F. Bollenbach, the Company's former Chief Financial Officer and a former director. Ms. Bowers, Messrs. Lozano, Mitchell and Murphy and Fr. O'Donovan are not named as defendants. The complaints seek, among other things, a declaratory judgment that Mr. Ovitz's employment agreement was void or, alternatively, that Mr. Ovitz's termination should be deemed a termination "for cause" and any severance payments to him forfeited, and compensatory or rescissory damages and injunctive and other equitable relief from the named defendants.

  Management of the Company believes that the allegations in the complaints are without merit.

                            EXECUTIVE COMPENSATION

  The following Report of the Compensation Committee and the Executive Performance Plan Committee and the performance graphs included elsewhere in this proxy statement shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

REPORT OF THE COMPENSATION COMMITTEE AND THE EXECUTIVE PERFORMANCE PLAN COMMITTEE ON COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

  The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 1996. Because certain of the functions of the Compensation Committee were transferred to the Executive Performance Plan Committee at the end of fiscal 1996 and this report addresses certain ongoing matters, the Executive Performance Plan Committee joins in the report.

 Executive Officer Compensation

  The Company's compensation program for executive officers (other than the Chief Executive Officer, who is compensated pursuant to an agreement described under "Employment Agreements" below) consists of three key elements: a base salary, a performance-based annual bonus pursuant to the Company's 1996 Cash Bonus

Performance Plan for Eligible Executive Officers (the "1996 Performance Plan") and periodic grants of stock options. (For future years the Company has adopted the 1997 Cash Bonus Performance Plan for Executive Officers, which, if approved by stockholders as proposed in Item 2 below, will succeed the 1996 Performance Plan.) The Committee believes that this approach best serves the interests of stockholders by enabling the Company to structure compensation in a manner that meets the requirements of the highly competitive environment in which the Company operates, while ensuring that executive officers are compensated in a manner that advances both the short- and long-term interests of stockholders. Thus, compensation for such officers involves a high proportion of pay which is at risk: the variable annual bonus (which permits individual performance to be recognized on an annual basis, and which is based, in significant part, on an evaluation of the contribution made by the officer to Company performance) and stock options (which directly relate a significant portion of the executive officer's long-term remuneration to stock price appreciation realized by the Company's stockholders).

  Michael Ovitz, the Company's former president, was compensated during fiscal year 1996 pursuant to the terms of his employment agreement. (See "Employment Agreements--Employment Agreement with Michael S. Ovitz.")

  Base Salary. Salaries paid to executive officers (other than the Chief Executive Officer) are reviewed annually by the Chief Executive Officer based upon his subjective assessment of the nature of the position and the contribution, experience and Company tenure of the executive officer. The Chief of Corporate Operations, under the Chief Executive Officer's direction, reviews all salary recommendations with the Compensation Committee, which for fiscal 1996 was responsible for approving or disapproving those recommendations. (For future fiscal years, this responsibility will be borne by the Executive Performance Plan Committee.) The Chief Executive Officer reviews any salary recommendations for the Chief of Corporate Operations with the Compensation Committee, which then approves or disapproves such recommendations.

  Annual Bonus. Annual bonuses for fiscal 1996 paid to executive officers of the Company (other than Mr. Eisner, whose bonus was determined pursuant to a formula described below, and Mr. Nanula, who was an executive officer for only part of the year) were granted under the Company's 1996 Performance Plan. This plan provided for performance-based bonuses for executives who are "covered employees" under Section 162(m) of the Internal Revenue Code. Because bonuses granted to such covered employees are intended to satisfy those Code requirements, the 1996 Performance Plan specifies a maximum amount payable for any year to any eligible executive equal to $10,000,000 or, if less, ten times his or her salary on December 11, 1995. These maximum bonus amounts were set above the Company's historical bonus levels for executives other than the Chief Executive Officer because the Section 162 (m) regulations allow only "negative discretion" in respect of this type of plan and the Committee wanted the flexibility to recognize exceptional individual performance when warranted.

  In accordance with the provisions of the 1996 Performance Plan, the Compensation Committee established an overall Company performance target to be met before any bonuses would be payable for fiscal 1996. This performance target related to the attainment of a specified level of net income for the Company as a whole, as reported in the Company's audited financial statements for the fiscal year, which after the end of the year the Executive Performance Plan Committee confirmed was satisfied. The award of any annual bonus to any eligible executive was subject to this initial determination. In arriving at an actual bonus amount for each executive, the Executive Performance Plan Committee then considered a number of specific factors, including an assessment of overall Company performance as compared to both budgeted and prior fiscal year performance; the extent to which the Company achieved its overall financial goals of growth in earnings and return on stockholders' equity; the amount of the Company-wide bonus pool applicable to all bonus-eligible employees of the Company (other than the Chief Executive Officer); and the executive's individual achievements, including, for fiscal 1996, his or her contribution to the integration of the operations of ABC into the Company. Based upon these factors, the Committee exercised its negative discretion under the 1996 Performance Plan and awarded the bonuses set forth below in the Summary Compensation Table, other than those to Messrs. Nanula and Eisner.

  Mr. Nanula was not an eligible executive officer of the Company at the time the performance criteria for the 1996 Performance Plan were set, and accordingly was not covered by that Plan. His annual bonus was determined in the manner applicable to other bonus-eligible employees who are not covered by the 1996 Performance Plan. Following each fiscal year, the Chief Executive Officer, working with the Chief of Corporate Operations, develops a Company-wide bonus pool, which excludes payments to be made to the Chief Executive Officer. The size of the bonus pool is based upon a subjective assessment of overall Company and individual business unit performance as compared to both budgeted and prior fiscal year performance and the extent to which the Company achieved its overall financial goals of growth in earnings and return on stockholders' equity. The amount of the bonus pool is subject to the approval of both the Compensation Committee and the Board of Directors as a whole. Once the overall bonus pool is approved, the Company's senior management makes individual bonus recommendations to the Compensation Committee, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to the Company's overall performance. For fiscal 1996, the Chief Executive Officer reviewed Mr. Nanula's performance and contribution and the rationale for his recommended bonus with the Committee before its approval.

  The Chief Executive Officer's nondiscretionary annual bonus is awarded pursuant to the terms of his employment agreement, which is described under "Chief Executive Officer Compensation" and "Employment Agreements" below.

  Stock Options. Under the stock option guidelines adopted by the Compensation Committee, stock option grants may be made to executive officers when one of the following events occurs: upon initial employment, upon promotion to a new, higher level position that entails increased responsibility and accountability, in connection with the execution of a new employment agreement, and/or when all previously granted stock options have either fully vested or are within twelve months of full vesting. Using the guidelines, the Chief of Corporate Operations, under the direction of the Chief Executive Officer, recommends the number of options to be granted, within a range associated with the individual's salary level, and presents this to the Committee for its review and approval. The Chief Executive Officer and/or the Chief of Corporate Operations may make a recommendation to the Committee that deviates from the guidelines, where they deem it appropriate. While options typically vest over a minimum five-year period, options granted to certain executive officers have longer vesting periods. In the past, the Chief Executive Officer has reviewed any proposed stock option grant for the Chief of Corporate Operations directly with the Compensation Committee, which then approves or disapproves the grant. In the future, stock option grants for all executive officers will be awarded by the Executive Performance Plan Committee.

 Chief Executive Officer Compensation

  As Chief Executive Officer, Mr. Eisner was compensated during fiscal 1996 pursuant to his 1989 employment agreement described under "Employment Agreements--1989 Agreement with Michael D. Eisner" below. Graef Crystal, an independent consultant, was retained by the Company to advise it with respect to the compensation set forth in Mr. Eisner's employment agreement prior to the Board's approval of that agreement in 1989. Mr. Eisner's compensation under that agreement was substantially related to the Company's performance because it provided for an annual bonus, determined pursuant to a specific formula based on the Company's achievement of defined stockholder return levels, and stock options (75% of which were granted at an exercise price equal to and 25% of which were granted at an exercise price $10 above the then-current fair market value of the Company's common stock). In November 1996, the application of Mr. Eisner's contractual bonus provision for fiscal 1996 was adjusted pursuant to a specific provision of his 1989 agreement authorizing adjustment in the event the calculation of the bonus is significantly affected by a merger or other corporate combination. Pursuant to this provision, Mr. Eisner's bonus formula was applied to the pro forma financial results of the Company for fiscal 1996, excluding the effects of the acquisition of ABC and the results of its operations for this transitional year. The Committee determined that this adjustment in the formula pursuant to the agreement was appropriate and would yield for fiscal 1996 an "equitable and comparable result," as required by the agreement. The bonus awarded for fiscal 1996 was $7,900,000, compared to $14,021,229 for fiscal 1995 and $9,907,201 for fiscal 1994. (The bonuses for fiscal 1995 and 1994 were paid partly in restricted stock. See Note 2 to the Summary Compensation Table below.) For fiscal 1997 and 1998, Mr. Eisner's bonus will be determined pursuant to the 1997 Cash Bonus Performance Plan described under Item 2 below, if approved by stockholders. Thereafter, Mr. Eisner's bonuses will be subject to the performance-based compensation plan described in Item 3 below, if approved by stockholders.

  On September 30, 1996, the material terms of a new employment agreement with Mr. Eisner were approved by the Compensation Committee and ratified and approved by the Board of Directors, subject to completion of the final contract. At the same time, the Compensation Committee also granted Mr. Eisner an option for 8,000,000 shares (the same number as his 1989 grant). On January 8, 1997, the Company and Mr. Eisner entered into the final employment agreement, which has a term extending through September 30, 2006, subject to earlier termination under certain circumstances. (See "Employment Agreements-- New Employment Agreement with Michael D. Eisner" below.) The agreement follows the pattern of the two previous agreements with Mr. Eisner, and includes a new bonus formula which is being submitted for approval by the Company's stockholders under Item 3 below. This new bonus formula adopts as its performance criterion growth in earnings per share (EPS) to replace the 1989 bonus formula based on return on equity, because the Company believes EPS will provide a more efficient measure of performance and create an incentive directly related to the Company's growth in the years ahead. In arriving at this new formula, the Committee took into account the Company's financial goals, past bonus levels and detailed statistical studies based on various financial assumptions and projections.

  As in the case of the 1989 agreement, the Company engaged the services of Graef Crystal, an independent expert consultant on executive compensation, and he and members of the Compensation Committee devoted considerable time, analysis and evaluation to the major components of a new compensation package intended to assure Mr. Eisner's continued services on a long-term basis in order to implement the long-range plans of a very large, world-wide, and diversified Company. In addition, the Committee took into account the established value of Mr. Eisner to the Company, his leadership position in the entertainment industry and the relative value of entrepreneurial and other opportunities which might be available to him in the absence of a new agreement.

  The new agreement continues to emphasize the philosophy of the risk/reward relationship embodied in the two previous agreements: Mr. Eisner will receive through 2006 the same base salary he has received since 1984, which the Committee believes is substantially below market rates for chief executives in the entertainment industry; bonuses for fiscal 1997 and 1998 will be determined under the 1997 Cash Bonus Performance Plan as described in Item 2 below; a bonus formula will be in effect for fiscal 1999 and thereafter (described under Item 3 below) which is tied mathematically to a compounded earnings growth rate of the Company above a specified level; and Mr. Eisner's ability to realize the value of his stock options will be tied to the very long-range growth of the Company and stockholder values, with vesting of the earliest options delayed for seven years (except in the event of early termination of his employment under certain circumstances described below) and with a significant portion vesting later (subject to the same exception) and bearing exercise prices at 125%, 150%, and 200% of fair market value at the date of grant. Because most of Mr. Eisner's compensation under the new agreement is directly dependent on the future fortunes of the Company, his compensation may, if the Company's operations and stock values do not grow significantly, fall below that of top executives in the entertainment industry and of other very large companies. If earnings and stock values increase, Mr. Eisner will have the opportunity to achieve substantial benefits, along with the Company's stockholders generally.

  The Committee reported its analysis, and that of Mr. Crystal, and its approval and recommendations to the Board of Directors, which, after due consideration, ratified and approved the material terms of the new agreement on September 30, 1996, subject to completion of the final contract.
Mr. Russell abstained from the final discussion with respect to the employment agreement and all votes taken by both the Compensation Committee and the Board of Directors because he also serves as Mr. Eisner's personal attorney and represented Mr. Eisner in connection with the new agreement. Messrs. Eisner, Ovitz, Litvack and Nunis, all then employees of the Company, also abstained from the vote of the Board of Directors.

 Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to the corporation's chief executive officer and four other most highly compensated executive officers in service as of the end of any fiscal year. The Company believes that Section 162(m) does not apply to compensation paid to the Company's Chief Executive Officer under his 1989 employment agreement or to stock options currently outstanding under the Company's existing stock option plans.

  Section 162(m) provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Executive Performance Plan Committee currently intends to structure performance-based grants to executive officers under stock option plans in a manner that satisfies those requirements. The Committee also currently intends to structure annual bonuses for executive officers to comply with Section 162(m) as further discussed under "Annual Bonus" above and has adopted a performance-based plan--the 1997 Cash Bonus Performance Plan for Executive Officers--which is being submitted for stockholder approval under Item 2 below in order to satisfy the stockholder approval requirements of Section 162(m). In addition, it is the intention of the Committee that the bonus formula in Mr. Eisner's new employment agreement, which is being submitted for stockholder approval as Item 3, satisfy these requirements. It is possible under certain circumstances, if stockholder approval of either the 1997 Cash Bonus Performance Plan or Mr. Eisner's bonus formula is not obtained, that Mr. Eisner could receive discretionary bonuses that do not comply with Section 162(m). The Board and the Committee also reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the efforts of the Company in this area, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Members of the Compensation        Members of the Executive Performance Plan
Committee                          Committee


Irwin E. Russell (Chairman)        Stanley P. Gold (Chairman)
Ignacio E. Lozano, Jr.             Ignacio E. Lozano, Jr.
Sidney Poitier                     Sidney Poitier
Raymond L. Watson                  Irwin E. Russell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Directors Lozano, Poitier, Russell and Watson comprise the Board's Compensation Committee. None of these directors is or has been an officer or employee of the Company, except Mr. Watson, who was Chairman of the Board of Directors of the Company from May 1983 to September 1984.

  As noted above, at the end of fiscal 1996, the Board of Directors established a new Executive Performance Plan Committee with responsibility, among other things, for advising the Board of Directors with respect to compensation matters affecting executives subject to Section 162(m) of the Internal Revenue Code and administering the Company's 1997 Cash Bonus Performance Plan and stock option plans as to such persons. None of the members of this Committee (Messrs. Gold, Lozano, Poitier and Russell) is or has been an officer or employee of the Company.

EMPLOYMENT AGREEMENTS

  1989 Employment Agreement with Michael D. Eisner. Until January 8, 1997, Mr. Eisner served the Company pursuant to an employment agreement dated as of January 11, 1989. Mr. Eisner's base salary under this agreement was $750,000 per year through the entire term of the agreement. In addition, the agreement provided for a nondiscretionary annual bonus equal to 2% of the amount by which the Company's net income for the fiscal year exceeded the amount representing a return on stockholder's equity of 11% (9% for 1989 and 1990). In November 1996, the application of the formula was adjusted pursuant to a provision in the employment agreement providing for adjustments in the event of mergers or other corporate combinations. See "Report of the Compensation Committee and the Executive Performance Plan Committee--Chief Executive Officer Compensation" above. Mr. Eisner's bonuses for the first two years of the agreement were payable in cash; beginning in 1991, bonuses, to the extent earned, were payable in cash, to the extent the return on stockholders' equity is equal to or less than 17.5%, and in restricted stock, as defined in the employment agreement, to the extent of any amount over 17.5%. See footnote 2 to the Summary Compensation Table below. Mr. Eisner's employment agreement provided for a single stock option grant (made on January 11, 1989) with respect to 8,000,000 shares of common stock. Of the options granted, 25% were granted at an exercise price $10 above the then current fair market value of the common stock, with the remaining 75% granted at a price equal to fair market value.

  New Employment Agreement with Michael D. Eisner. The Company and Mr. Eisner executed a new employment agreement on January 8, 1997, which provides for Mr. Eisner's employment through September 30, 2006 (subject to earlier termination in certain circumstances as described below), at his current base salary of $750,000 per year, which has been in effect since 1984. Under the new agreement, bonus compensation for fiscal years 1997 and 1998 is to be determined pursuant to the terms of the 1997 Cash Bonus Performance Plan described under Item 2 below. Starting with fiscal 1999, Mr. Eisner's bonus compensation will be determined through application of the bonus formula set forth in the Chief Executive Officer Bonus Compensation Plan described under
Item 3 below. Both Items 2 and 3 are being submitted to the Company's stockholders for approval. All bonuses under both plans will be paid in cash.

  Under the new agreement, Mr. Eisner will be entitled to receive the bonuses referred to above for each year in which he is employed under the new agreement and, in the event of termination of his employment by the Company in a manner that is a breach of the agreement or termination by him for "good reason" as described below, for the full remaining term of the employment agreement and the 24-month period thereafter, subject to reduction to twelve months if he takes employment with another major entertainment company (other than as an independent producer) within twelve months of termination. In the event of termination of employment as a result of death or disability or upon normal termination of the agreement in September 2006, Mr. Eisner will receive such bonuses for the year in which the termination occurs and for the 24 months following such fiscal year. The employment agreement also provides for a death benefit to Mr. Eisner's estate in the event of his death during the term of the agreement, in an after-tax amount equal to $3,000,000.

  In connection with the new employment agreement, the Committee also granted to Mr. Eisner, on September 30, 1996, stock options with respect to a total of 8,000,000 shares of common stock of the Company under the Company's 1995 Stock Incentive Plan. Of this total, an option with respect to 5,000,000 shares bears an exercise price of $63.31, the fair market value of the Company's common stock on September 30, 1996 as determined under the Plan, and vests on September 30, 2003, with an expiration date of September 30, 2008. Three additional options, each with respect to 1,000,000 shares, bear exercise prices in excess of fair market value on the date of grant: one, with an exercise price of $79.13 (125% of fair market value), vests on September 30, 2004; the second, with an exercise price of $94.96 (150% of fair market value), vests on September 30, 2005; and the third, with an exercise price of $126.62 (200% of fair market value), vests on September 30, 2006. The three additional options expire on September 30, 2011.

  The Company has the right to terminate Mr. Eisner's employment upon his death; illness or disability that has incapacitated him for six consecutive months; or "good cause," which is defined as gross negligence, malfeasance or resignation without approval of the Company. Mr. Eisner has the right to terminate the agreement for "good reason" in the event he is not elected or retained as Chairman and Chief Executive Officer and a director of the Company, or the Company acts to reduce his duties and responsibilities materially or to change the location of the performance of his duties from the Los Angeles area. In the event of any termination of Mr. Eisner's employment by the Company without "good cause" or by Mr. Eisner for "good reason," or in the event his death or disability, all of Mr. Eisner's options granted in connection with his new employment agreement vest immediately and remain exercisable until the earlier of five years thereafter or their scheduled expiration dates, and he or his estate is entitled to a cash payment equal to the present value of the remainder of the salary and to the bonus payments provided for in his agreement as described above. If Mr. Eisner's new bonus formula is not approved by the Company's stockholders, Mr. Eisner may terminate his employment agreement as early as September 30, 1999, as described under Item 3 below.

  The agreement also provides for Mr. Eisner to serve as a consultant to the Company after expiration of the agreement at a fee to be mutually agreed (which may be nominal), plus continuation of his benefits and perquisites under the agreement, other than salary, bonus, stock options and group health, pension and employee welfare plan coverage. Any such consulting agreement would be terminable by the Company if Mr. Eisner were to accept employment with a third party, render any services to a competitor or become disabled.

  Employment Agreement with Michael S. Ovitz. The Company entered into a five-year employment agreement with Michael Ovitz, commencing October 1, 1995, providing that Mr. Ovitz, who was a founder, chairman and majority owner of Creative Artists Agency ("CAA") and a leading entrepreneur in the entertainment industry, would serve as President of the Company for an annual salary of $1,000,000 and an annual discretionary bonus. Prior to entering into the agreement, the Company negotiated with Mr. Ovitz extensively regarding its terms, with particular emphasis on establishing a total compensation package which would, within the framework of the established policies of the Company, induce Mr. Ovitz to relinquish his significant earning power and the substantial value of his ownership interest in CAA. In those negotiations, the Company declined to pay Mr. Ovitz any signing bonus or to grant him any restricted stock or other form of compensation not dependent solely upon future growth of the Company. Instead, in order to induce Mr. Ovitz to relinquish his ownership position at CAA, the agreement included a number of provisions (described further below) concerning compensation payable to Mr. Ovitz in the event of certain types of early termination of his employment by the Company.

  Pursuant to the agreement, Mr. Ovitz was granted a stock option on October 16, 1995 to purchase 3,000,000 shares of the Company's common stock at an exercise price of $57.00, the fair market value of the common stock on the date of grant. The option provided for vesting in increments of 1,000,000 shares on September 30 of each year commencing September 30, 1998. A second stock option was also granted to Mr. Ovitz on the same date and at the same exercise price for the purchase of 2,000,000 shares, vesting in two equal installments on September 30, 2001 and 2002. The option for 3,000,000 shares provided for accelerated vesting if Mr. Ovitz's employment was terminated as a result of his death or disability or by the Company for any reason other than good cause (defined in the employment agreement as "gross negligence or malfeasance" or his resignation without the Company's consent). Such accelerated vesting was also provided for if Mr. Ovitz terminated the employment agreement on the ground that the Company had assigned him duties materially inconsistent with the position of President or failed to continue him in the position of President or to nominate him as a director of the Company. Upon any such termination, the period of exercisability would be extended until the later of September 30, 2002 or 24 months after the date of termination. The second option grant contained no acceleration provision and expired by its terms if Mr. Ovitz was not employed by the Company after September 30, 2000. However, in the event that Mr. Ovitz's employment was not extended beyond September 30, 2000 (or terminated prior thereto by the Company), so that he would not receive the benefit of the second grant of options, the Company agreed to pay Mr. Ovitz a termination payment of $10,000,000.

  Further, in the event of termination of employment as referred to above, the agreement provided for an additional payment equal to the present value (calculated as provided in the agreement) of (i) the remaining salary payments under the agreement through September 30, 2000, and (ii) the product of $7.5 million multiplied by the number of fiscal years of the Company remaining under the agreement.

  Mr. Ovitz's employment with the Company was terminated as of December 27, 1996, and on that date he resigned from the Board of Directors of the Company. Pursuant to the terms of the employment agreement, Mr. Ovitz's total payment upon such termination amounted to $38,869,000, and his stock option for 3,000,000 shares vested and became exercisable as provided in the agreement.

EXECUTIVE COMPENSATION SUMMARY TABLE

  The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company who served in such capacities on September 30, 1996 (the "named executive officers") for services rendered to the Company during each of the last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                         ANNUAL COMPENSATION                     COMPENSATION
                                 ----------------------------------- ------------------------------------
                                                                     NUMBER OF
                                                          OTHER        STOCK   RESTRICTED
   NAME AND PRINCIPAL     FISCAL                         ANNUAL       OPTIONS    STOCK       ALL OTHER
      POSITIONS(1)         YEAR   SALARY   BONUS(2)  COMPENSATION(3)  GRANTED  AWARDS(2)  COMPENSATION(4)
   ------------------     ------ -------- ---------- --------------- --------- ---------- ---------------
Michael D. Eisner          1996  $750,000 $7,900,000         --      8,000,000 $      --      $3,520
 Chief Executive Officer   1995   750,000  8,024,707         --            --   5,996,522      6,877
 and Chairman of the       1994   750,000  7,268,807         --            --   2,638,394      9,730
 Board

Roy E. Disney              1996  $459,614 $  700,000         --            --         --      $3,520
 Vice Chairman of the      1995   350,000    500,000         --        200,000        --       3,820
 Board                     1994   350,000    500,000         --            --         --       6,670

Sanford M. Litvack         1996  $650,000 $1,100,000         --            --         --      $3,520
 Senior Executive Vice     1995   647,115  1,600,000         --            --         --       6,820
 President and Chief of    1994   500,000  1,600,000         --        200,000        --       9,731
 Corporate Operations

Richard D. Nanula(5)       1996  $552,577 $  750,000    $ 73,510       212,000        --      $3,520
 Senior Executive Vice     1995   450,000    500,000     108,297           --         --       3,550
 President and Chief       1994   382,212    800,000         --        200,000        --       9,699
 Financial Officer

Lawrence P. Murphy         1996  $522,308 $  650,000         --            --         --      $3,520
 Executive Vice            1995   475,769    550,000         --        150,000        --       6,828
 President                 1994   436,173    800,000         --            --         --       9,701
 and Chief Strategic
 Officer

--------
(1) Michael Ovitz, the Company's President from October 1, 1995 until December 27, 1996, did not receive a bonus for fiscal 1996, and as a result is not included in the table. See "Employment Agreements--Employment Agreement with Michael S. Ovitz" above.

(2) Mr. Eisner's bonuses were calculated pursuant to the bonus formula in his 1989 employment agreement (see "Employment Agreements--1989 Agreement with Michael D. Eisner" above). He received 97,445 shares (at $43.525) of restricted stock as part of his fiscal 1995 bonus and 60,618 shares (at $61.538) of restricted stock as part of his fiscal 1994 bonus. Pursuant to the 1989 bonus formula, the number of shares of restricted stock is based upon the average closing price for the Company's common stock during a "window period" following the release of the applicable year's results. The value of the restricted shares represents the aggregate bonus amount, less the cash portion (i.e., the bonus payable if net income were .175 times stockholders equity) under the terms of the 1989 agreement. The restricted stock granted as part of the fiscal 1995 and 1994 bonuses vests on September 30, 1998 and January 1, 1998, respectively, and may vest earlier upon certain events (including death, disability, a termination by the Company without "good cause," a termination by Mr. Eisner for "good reason" (as discussed below) or an agreement for the combination or sale of the Company that would, or could reasonably be expected to, eliminate or materially impair the market for public trading of the Company's common stock). The restricted stock will be forfeited if Mr. Eisner's employment is terminated by the Company for "good cause." At the end of fiscal 1996, the restricted stock portion of Mr. Eisner's fiscal 1995 and fiscal 1994 bonuses had a market value of $6,175,577 and $3,841,666, respectively (without giving effect to any diminution in value attributable to the restrictions). Dividends are paid on the restricted stock at the same rate payable to common stockholders and thus are not reflected in the amounts reported under applicable S.E.C. rules.

(3) In accordance with S.E.C. rules, amounts totaling less than $50,000 have been omitted. The only portions of the amounts for Mr. Nanula that represent more than 25% of the totals shown are interest payment reimbursements in the amount of $52,460 for fiscal 1996 and $63,468 for fiscal 1995.

(4) The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to the S.E.C.'s rules. The amounts shown in this column include the following:

  (a) Matching contributions by the Company under the Disney Salaried Savings and Investment Plan, which permits salaried employees to make tax-deferred contributions of a portion of their base compensation pursuant to Section 401(k) of the Internal Revenue Code. Under the plan, the Company currently matches 50% of a participant's first 4% of tax-deferred contributions, subject to a maximum of 2% of the participant's compensation for that year. Participants may allocate their contributions among specified investment funds, including a fund investing in the Company's common stock. All Company matching contributions are invested in common stock of the Company. During fiscal 1996, the Company's matching contributions were $3,000 for each of Messrs. Eisner, Litvack, Nanula and Murphy. Mr. Disney did not participate in the plan.

  (b) Insurance premiums under personal liability insurance plans that the Company provides for certain key employees, with coverage up to $5,000,000. Benefits under the plan supplement each employee's personal homeowner's and automobile liability insurance coverage. During fiscal 1996, the Company paid $520 in premiums on behalf of each of the named executive officers.

(5) Mr. Nanula assumed his current position in February 1996. From November 1994 to February 1996, he served as President of The Disney Store Worldwide, and from August 1991 to February 1994 he was Senior Vice President and Chief Financial Officer of the Company and from February 1994 to April 1995, Executive Vice President and Chief Financial Officer of the Company.

OPTION GRANTS FOR FISCAL 1996

  The following table sets forth as to each of the named executive officers information with respect to option grants during fiscal 1996 and the potential realizable value of such option grants: (i) the number of shares of Common Stock underlying options granted during fiscal 1996, (ii) the percentage that such options represent of all options granted to employees during that year,
(iii) the exercise price, (iv) the expiration date and (v) the present value, as of the grant date, of the options under the option pricing model discussed below.

  The hypothetical value of the options as of their date of grant has been calculated below, using the Black-Scholes option pricing model, as permitted by the rules of the Securities and Exchange Commission, based upon a set of assumptions set forth in the footnote to the table. It should be noted that this model is only one method of valuing options, and the Company's use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

                       OPTION GRANTS DURING FISCAL 1996

                                     % OF TOTAL
                                      OPTIONS
                         NUMBER OF   GRANTED TO  EXERCISE
                          OPTIONS   EMPLOYEES IN   PRICE    EXPIRATION   HYPOTHETICAL VALUE
NAME                     GRANTED(1) FISCAL YEAR  ($/SHARE) DATE(1)(3)(4)  AT GRANT DATE(2)
----                     ---------- ------------ --------- ------------- ------------------
Michael D. Eisner....... 5,000,000     16.3%      $ 63.31     9/30/08       $134,096,924
                         1,000,000      3.3%        79.14     9/30/11         25,390,861
                         1,000,000      3.3%        94.97     9/30/11         21,194,406
                         1,000,000      3.3%       126.62     9/30/11         14,901,090
Roy E. Disney...........       --        --           --          --                 --
Sanford M. Litvack......       --        --           --          --                 --
Richard D. Nanula.......   212,000      0.7%        64.25     3/26/06          4,962,920
Lawrence P. Murphy......       --        --           --          --                 --

--------
(1) Mr. Eisner's options become exercisable in stages over an extended period, with the option for 5,000,000 shares vesting on September 30, 2003 and the three options for 1,000,000 shares each vesting on September 30, 2004, 2005 and 2006, respectively. See "Employment Agreements--New Employment

    Agreement with Michael D. Eisner" above for the material terms of these options. Mr. Nanula's options become exercisable with respect to 26,000 shares annually from 1997 through 2000, with 28,000 shares vesting in 2001 and 80,000 shares vesting in 2002. These options were granted under the Company's 1995 Stock Incentive Plan.

(2) The estimated present value at grant date of options granted during fiscal year 1996 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise: eight years in the case of Mr. Eisner's option for 5,000,000 shares, ten years in the case of his three other options and 6.7 years in the case of Mr. Nanula's option; a risk-free interest rate of 6.78% for Mr. Eisner's 5,000,000 share option, 6.89% for his other options and 6.14% for Mr. Nanula's option, representing in each case the interest rate on a U.S. Government zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise; a volatility rate of 22.5%; and a dividend yield of 0.69%, representing the current $0.44 per share annualized dividends divided by the fair market value of the common stock on the date of grant. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards
    No. 123, "Accounting for Stock-Based Compensation."

(3) After termination of employment, Mr. Nanula's options remain exercisable for periods ranging up to 18 months, depending on the cause of termination, and may continue to vest for up to three months after termination.

(4) The Committee administering this Plan has the general authority thereunder to amend options to accelerate, extend or otherwise modify benefits in certain circumstances within overall plan limits, and with the consent of the affected optionee, to change the option price of the shares remaining subject to the option to a price not less than 100% of the market value of the stock on the effective date of the amendment. The Committee has no current intention to exercise that authority with respect to these options.

OPTION EXERCISES AND VALUES FOR FISCAL 1996

  The table below sets forth the following information with respect to option exercises during fiscal 1996 by each of the named executive officers and the status of their options at September 30, 1996: (i) the number of shares of common stock acquired upon exercise of options during fiscal 1996, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and non-exercisable stock options held at September 30, 1996 and (iv) the aggregate dollar value of in-the-money exercisable options at September 30, 1996.

                AGGREGATED OPTION EXERCISES DURING FISCAL 1996
                                      AND
                      OPTION VALUES ON SEPTEMBER 30, 1996





                          NUMBER
                         OF SHARES                    NUMBER OF             VALUE OF UNEXERCISED
                         ACQUIRED    VALUE       UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                           UPON     REALIZED           9/30/96                   9/30/96(1)
                         EXERCISE     UPON    -------------------------  --------------------------
NAME                     OF OPTION  EXERCISE  EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----                     --------- ---------- ----------- -------------  ------------ -------------
Michael D. Eisner.......      --          --   6,666,668    9,333,332(2) $303,633,392  $60,726,608
Roy E. Disney...........  160,000  $6,356,944     40,000      160,000         669,920    2,679,680
Sanford M. Litvack......  100,000   3,243,800    350,000      250,000      11,558,650    6,977,550
Richard D. Nanula.......      --          --     148,000      516,000       4,980,887    8,550,240
Lawrence P. Murphy......      --          --     332,000      270,000      12,981,564    5,631,840

--------
(1) In accordance with the S.E.C.'s rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $63.31, the average of the high and low common stock price reported for the New York Stock Exchange on September 30, 1996.

(2) Includes options to purchase an aggregate of 8,000,000 shares granted in connection with Mr. Eisner's new employment agreement. See "Employment Agreements--New Employment Agreement with Michael D. Eisner."

RETIREMENT PLANS

  The Company maintains a tax-qualified, noncontributory retirement plan, called the Disney Salaried Retirement Plan, for salaried employees who have completed one year of service. Benefits are based primarily on the participant's credited years of service and average base compensation (base compensation excludes other compensation such as bonuses) for the highest five consecutive years of compensation during the ten-year period prior to termination or retirement, whichever is earlier. In addition, a portion of each participant's retirement benefit is comprised of a flat dollar amount based solely on years and hours of credited service. Benefits are non-forfeitable after five years of vesting service, and actuarially reduced benefits are available for participants who retire on or after age 55 after five years of vesting service.

  In addition, the Company maintains a nonqualified, unfunded plan, the Amended and Restated Key Plan, which provides retirement benefits for key salaried employees. This plan provides retirement benefits in excess of the compensation limitations and maximum benefit accruals for tax-qualified plans. In calendar year 1996, the maximum compensation limit under a tax-qualified plan was $150,000 and the maximum annual benefit accruable under a tax-qualified defined benefit plan was $120,000. Benefits under this plan are provided by the Company on a noncontributory basis.

  The table below illustrates the total combined estimated annual benefits payable under these retirement plans to eligible salaried employees for years of service assuming normal retirement at age 65. The table illustrates estimated benefits payable determined on a straight-life annuity basis. There is no offset in benefits under either plan for Social Security benefits.

                     RETIREMENT PLAN AND RESTATED KEY PLAN

   AVERAGE ANNUAL
        BASE
    COMPENSATION
         FOR
    HIGHEST FIVE                               YEARS OF CREDITED SERVICE
     CONSECUTIVE                        ----------------------------------------
        YEARS                             15      20      25      30       35
   --------------                       ------- ------- ------- ------- --------
    $  150,000........................  $45,444 $60,621 $75,906 $91,050 $104,925
       300,000........................   88,757 118,371 148,094 177,675  205,988
       450,000........................  132,069 176,121 220,281 264,300  307,050
       600,000........................  175,382 233,871 292,469 350,925  408,113
       750,000........................  218,694 291,621 364,656 437,550  509,175
     1,000,000........................  290,882 387,871 484,969 581,925  677,613

  As of December 1, 1996, the estimated annual payments for services under the Company's retirement plans would be based upon an average compensation of $750,000 for Mr. Eisner, $378,462 for Mr. Disney, $566,539 for Mr. Litvack, $410,515 for Mr. Nanula and $452,600 for Mr. Murphy. Messrs. Eisner and Disney each have twelve years, Mr. Litvack has six years and Messrs. Nanula and Murphy each have eleven years of credited service.

RELATED PARTY TRANSACTIONS

  In November 1995, a Company subsidiary purchased a Gulfstream III airplane from North Enterprises Trust, a trust for the benefit of a corporation of which Mr. Ovitz was the majority shareholder, for an aggregate purchase price of $7,800,000. The purchase price was based upon the lowest of three valuations of the aircraft by three independent appraisers: Gulfstream Aerospace Corporation, Bloomer deVere Group Avia Inc. and O'Gara Aviation Company.

COMPARISON OF FIVE- AND TWELVE-YEAR AND CUMULATIVE TOTAL RETURNS

  The following two graphs compare the performance of the Company's common stock with the performance of the Standard & Poor's 500 Composite Stock Price Index and a peer group index over the periods from, respectively, October 1, 1991 and October 1, 1984 (shortly after Mr. Eisner became the Company's Chairman and Chief Executive Officer). The graphs assume that $100 was invested on, respectively, October 1, 1991 and October 1, 1984 in the Company's common stock, the S&P 500 Index and the peer group index, and that all dividends were reinvested.

  Because the Company is involved in a wide variety of entertainment/leisure, consumer products and media businesses, no published peer group accurately mirrors the Company's businesses or weighs those businesses to match their relative contributions to the Company's overall performance. Accordingly, the Company has created a special peer group index that includes companies in the principal lines of business in which the Company does business. The common stocks of the following companies have been included in the peer group index:
Capital Cities/ABC, Inc., Club Med, Inc., Hasbro, Inc., Hilton Hotels Corp., King World Productions, Inc., Mattel, Inc., Paramount Communications Inc., Time Warner Inc., Turner Broadcasting System, Inc. and Viacom Inc. Paramount Communications Inc.'s stock is included in the peer group index until July 7, 1994, when it became a subsidiary of Viacom Inc. The stock of Capital Cities/ABC, Inc. is included until February 9, 1996, when it became a wholly owned subsidiary of the Company. The stock of Turner Broadcasting System, Inc. is included for all periods shown, although it became a subsidiary of Time Warner Inc. following the end of fiscal 1996. The peer group weighs the constituent companies' stock performance on the basis of market capitalization, measured at the beginning of each relevant time period.

                               PERFORMANCE GRAPH
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
             AMONG THE COMPANY, S&P 500 INDEX AND PEER GROUP INDEX

                        [PERFORMANCE GRAPH APPEARS HERE]

                                                            PEER
Measurement Period           WALT DISNEY                    GROUP
(Fiscal Year Covered)        COMPANY           S&P 500(R)   INDEX
---------------------        -----------       ----------   -----
Measurement Pt-09/1991       $100              $100         $100
FYE 09/1992                  $128              $111         $119
FYE 09/1993                  $134              $125         $174
FYE 09/1994                  $138              $130         $163
FYE 09/1995                  $206              $169         $206
FYE 09/1996                  $229              $203         $226

                               PERFORMANCE GRAPH
               COMPARISON OF TWELVE-YEAR CUMULATIVE TOTAL RETURN
             AMONG THE COMPANY, S&P 500 INDEX AND PEER GROUP INDEX


                        [PERFORMANCE GRAPH APPEARS HERE]

                                                            PEER
Measurement Period           WALT DISNEY       S&P          GROUP
(Fiscal Year Covered)        COMPANY           S&P 500(R)   INDEX
---------------------        -----------       ----------   -----
Measurement Pt-09/1984       $  100            $100         $100
FYE 09/1985                  $  145            $114         $138
FYE 09/1986                  $  275            $151         $186
FYE 09/1987                  $  543            $216         $270
FYE 09/1988                  $  456            $189         $251
FYE 09/1989                  $  855            $252         $397
FYE 09/1990                  $  644            $228         $255
FYE 09/1991                  $  815            $300         $300
FYE 09/1992                  $1,043            $333         $357
FYE 09/1993                  $1,092            $376         $523
FYE 09/1994                  $1,128            $390         $489
FYE 09/1995                  $1,682            $506         $620
FYE 09/1996                  $1,867            $608         $678

             ITEMS 2 AND 3: PROPOSED PERFORMANCE-BASED BONUS PLANS

  The following two items seek stockholder approval of the 1997 Cash Bonus Performance Plan for all executive officers (including Mr. Eisner) (Item 2) and a new performance-based bonus formula plan for Mr. Eisner for fiscal 1999 and beyond (Item 3). These plans are being submitted to stockholders to satisfy the stockholder approval requirements of Section 162(m). See "Report of the Compensation Committee and the Executive Performance Plan Committee-- Internal Revenue Code Section 162(m)."

  If the plans are approved by the stockholders, Mr. Eisner will participate in the 1997 Plan during fiscal 1997 and 1998 and in the formula plan thereafter as provided in his employment agreement. If Item 2 is approved by stockholders and Item 3 is not, Mr. Eisner will remain eligible for the 1997 Plan in fiscal years after 1998. If Item 3 is approved and Item 2 is not, he will be eligible to receive discretionary bonuses for fiscal years 1997 and 1998. If neither Item 2 nor Item 3 is approved, he will be eligible for discretionary bonuses for all fiscal years. If Item 3 is not approved, Mr. Eisner may terminate his employment agreement by advance notice after October 1, 1998 under conditions summarized in Item 3.

  If either or both of the new plans is not approved by stockholders, the relevant plan or plans will not be implemented. The Executive Performance Plan Committee, the Compensation Committee or the Board, however, may continue to authorize and pay bonuses to executive officers on another basis, or authorize other compensation or plan amendments, consistent with applicable corporate authority and the Company's compensation policies, as from time to time in effect. Such other compensation (or future amendments) could increase compensation cost to the Company, without further stockholder approval. Stockholder approval of the plans presented in Items 2 and/or 3, however, will not be deemed to constitute stockholder approval of any such other compensation or future amendments.

             ITEM 2--APPROVAL OF 1997 CASH BONUS PERFORMANCE PLAN

  At the end of fiscal 1996, the Company requested the Executive Performance Plan Committee to develop a new plan with respect to the cash bonus portion of the compensation of executive officers of the Company. On November 25, 1996, the Executive Performance Plan Committee adopted (with Mr. Russell abstaining), and the Board of Directors ratified and approved the 1997 Cash Bonus Performance Plan for Executive Officers, the full text of which is set forth in Annex 1 to this proxy statement. The eligible persons under this Plan include key employees (including officers) who are, or in the opinion of the Committee may become, executive officers of the Company.

  Summary of Terms. The purpose of the new Plan is to permit the Company's executive compensation practices to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. Implementation of the Plan is subject to the approval of the Company's stockholders.

  The Plan is administered by the newly established Executive Performance Plan Committee. Under the Plan, this Committee is charged with responsibility for the establishment of specific annual "performance targets" for each executive officer who participates in the Plan for performance periods of one or more years from October 1, 1996 through September 30, 2001. The performance targets may be based on one or more of the following business criteria: net income, return on equity, return on assets or earnings per share (in each case as defined in the Plan), or on any combination thereof, and must be established while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m). Concurrently with the selection of the performance targets, the Committee must establish an objective formula or standard for calculating the maximum bonus payable to each participating executive officer. Under the Plan, the maximum bonus per fiscal year may not in any event exceed $10,000,000 or, if less, ten times the executive's base salary ($15,000,000 or, if less, 20 times base salary, in the case of the Chief Executive Officer) or $50,000,000 ($75,000,000 in the case of the Chief Executive Officer) over the five-year term of the Plan. In addition to this overall maximum, the Committee has sole discretion to determine whether any or all of the maximum permissible bonus will actually be paid, or whether payment or vesting of any bonus will be deferred, subject in each case to the Plan's terms and any other written commitment (including Mr. Eisner's new employment agreement) authorized by the Committee. The Committee is also authorized to exercise its "negative discretion" by establishing additional conditions and terms of payment of bonuses, including the achievement of other financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. All bonuses are to be paid in cash or cash equivalents.

  The Plan may from time to time be amended, suspended or terminated, in whole or in part, by the Board of Directors or the Committee, but no amendment will be effective without Board and/or stockholder approval if such approval is required to comply with the applicable rules under Section 162(m).

  The Committee established the performance target for fiscal 1997 based upon net income; the Committee believes that the specific target constitutes confidential business information the disclosure of which could adversely affect the Company. The number of individuals designated to participate in the Plan for fiscal 1997 is six, including Messrs. Eisner, Disney, Litvack and Nunis. Because of the similarities between the 1996 and 1997 bonus plans and the Committee's choice of net income as the applicable criterion for both years, the Company believes that if the Plan had been in effect for fiscal 1996, the participants would have received the same bonuses they received under the 1996 Cash Bonus Performance Plan (other than Messrs. Eisner and Nanula, who did not participate in the 1996 Plan).

  Recommendation of the Board of Directors. The Board of Directors believes, in general, that it is desirable and in the best interest of the Company and its stockholders to enable the Company's executive compensation plans to comply with the requirements of Section 162(m). The Board further believes that the 1997 Cash Bonus Performance Plan is consistent with the Company's existing policies that closely relate executive compensation to the Company's performance. The Plan also serves the Company's interests by granting the Executive Performance Plan Committee discretion both in selecting the criteria by which performance is to be measured and in determining the actual amount of each eligible executive's bonus within the maximum limits imposed pursuant to the Plan. In the event that the 1997 Cash Bonus Performance Plan is not approved by the Company's stockholders, it is currently contemplated that any bonuses for fiscal years 1997 and 1998 for executive officers would be discretionary and that such bonuses would not be deductible under
Section 162(m) to the extent that (when combined with other non-exempt compensation) they exceed the limit set forth in that statute.

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 1997 CASH BONUS PERFORMANCE PLAN.

ITEM 3--APPROVAL OF PERFORMANCE-BASED COMPENSATION PLAN FOR THE COMPANY'S CHIEF EXECUTIVE OFFICER

  As noted above under "Employment Agreements," the Company's 1989 employment agreement with Michael D. Eisner was superseded on January 8, 1997 by a new agreement providing for Mr. Eisner's service through September 30, 2006, subject to earlier termination in certain circumstances. The principal terms of the new employment agreement are described under "Employment Agreements-- New Employment Agreement with Michael D. Eisner" above. One component of the new agreement is subject to stockholder approval to satisfy one of the requirements of Section 162(m) of the Internal Revenue Code, in order to permit the Company to deduct payments in excess of $1,000,000 in any fiscal year. The provision requiring such approval is the Chief Executive Officer Bonus Compensation Plan, which sets the performance-based formula pursuant to which Mr. Eisner's annual bonus is to be determined under the new agreement.

  If this plan is approved by stockholders, commencing with fiscal 1999, Mr. Eisner's bonus will be tied to the growth of the Company's earnings per share
(EPS) above an annual threshold growth rate of 7.5%. The threshold EPS for fiscal 1999 will be an amount 7.5% above the average EPS of the Company for fiscal 1997 and 1998 (subject to a maximum of $3.25 and a minimum of $2.75 for such average). For each subsequent fiscal year, the threshold EPS will be 7.5% more than the prior year's threshold EPS. The bonus for each year will be determined by multiplying (a) the amount, if any, by which the Company's reported EPS exceeds the specified threshold level by (b) a specified "Bonus Percentage," and (c) multiplying the resulting amount by the number of outstanding shares used by the Company in calculating its reported EPS for the fiscal year in question.

  The Compensation Committee took into account the Company's financial goals, past bonus levels and detailed statistical studies based on various financial assumptions and projections in creating this bonus formula. EPS was selected as the most appropriate measure available that is derivable directly from the Company's financial statements. The use of the 1997/1998 base period average was chosen as the most appropriate foundation from which to measure the future growth of the new combined company. The threshold of a compounded growth rate of 7.5% was determined to be the appropriate level before any bonus becomes payable. The Bonus Percentage declines each year to reduce the growth of the bonuses over the entire term, since it would be inequitable to have the bonuses increase in direct proportion to growth in earnings.

  The "threshold EPS" for each fiscal year reflects a 7.5% growth over the threshold EPS of the prior year (or the "base EPS," in the case of fiscal
1999). Thus, on a hypothetical basis, if there were a constant growth rate of 7.5% (starting from the base EPS) in each year of the agreement beginning with fiscal 1999, no bonuses would be payable to Mr. Eisner. If actual EPS for fiscal 1999 reflected a 20% growth rate from the base EPS, but EPS grew by 0% in fiscal 2000 over fiscal 1999, a bonus would be payable for both years, since the EPS for fiscal 2000 would still represent compound growth in excess of the minimum required for the payment of a bonus under the formula. Conversely, a hypothetical 10% decline in EPS in fiscal 1999 from the base EPS followed by a 10% increase in fiscal 2000 over fiscal 1999 would result in a bonus for neither year, since even though the year-to-year growth rate for fiscal 2000 over fiscal 1999 exceeded 7.5%, the compound growth rate for both years would be below 7.5%.

  The full text of the formula is set forth below:

  "The bonus payable for each applicable fiscal year of the Company shall be the amount of Bonus EPS multiplied by Outstanding Shares with the result multiplied by the Bonus Percentage.

  In determining such bonus, the following definitions shall apply:

    "(1) "BONUS EPS' shall be the amount by which the EPS for the applicable fiscal year exceeds Threshold EPS.

    "(2) "EPS' means the primary earnings per share of the Company as reported in its annual consolidated financial statements after any extraordinary items set forth therein.

    "(3) "BASE EPS' shall be the average of the EPS of the Company for the fiscal years 1997 and 1998 (rounded to the nearest cent), but in no event less than $2.75 or more than $3.25 if the average is below or above such figures, respectively.

    "(4) "THRESHOLD EPS' shall be based on a compounded annual growth rate of 7.5% calculated on Base EPS (and rounded to the nearest cent). For fiscal year 1999 it shall be determined by multiplying Base EPS by 1.075. For each succeeding fiscal year it shall be determined by multiplying the previous fiscal year's Threshold EPS by 1.075.

    "(5) "OUTSTANDING SHARES' means the number of common shares of the Company outstanding based on the same figures used by the Company in calculating EPS for the applicable fiscal year.

    "(6) The "BONUS PERCENTAGE' for each applicable fiscal year shall be the following:

            Year             Percentage                       Year                       Percentage
            ----             ----------                       ----                       ----------
            1999                5.75%                         2003                          0.75%
            2000                2.75%                         2004                          0.55%
            2001                1.60%                         2005                          0.45%
            2002                1.10%                         2006                          0.40%"

  Mr. Eisner's employment agreement provides that either the Company or Mr. Eisner may at any time request a renegotiation of the bonus formula if circumstances arise that cause the results of the bonus formula to be "unfair and inequitable." These circumstances include a combination with another company, capital restructuring, material changes in accounting rules or tax laws, severe or prolonged recession or inflation or any other circumstances, whether intrinsic or extrinsic to the Company, that would materially affect the formula results. If in such circumstances the parties are unable to reach agreement on a substitute formula, the matter may be submitted to arbitration. In all cases, the Company will be permitted to seek stockholder approval or take such other steps as are reasonably required in order for the Company to claim the deductibility of any bonus paid pursuant to a substitute formula. Any change in the bonus formula may be made only on a prospective basis (i.e., only with respect to future years or a year as to which the deadline under federal tax law for establishing a performance-based plan has not passed) and could increase (or decrease) the cost to the Company.

  In the event that the bonus formula plan set forth above is not approved by the Company's stockholders, the Company and Mr. Eisner may agree upon a new formula plan to be submitted for stockholder approval in 1998. If no agreement is reached on a new formula, or if stockholder approval of that new plan is not obtained, Mr. Eisner's bonus will thereafter be determined at the discretion of the Board of Directors. Any such bonus outside of the plan might not be deductible under Section 162(m); however, if the 1997 Cash Bonus Performance Plan is approved by the Company's stockholders, the Company would have the option of including him in that plan. Also, in the event that no agreement is reached on a new formula or no stockholder approval is obtained, Mr. Eisner would have the option of terminating his employment agreement upon one year's prior notice given at any time after October 1, 1998. In the event of such a termination, Mr. Eisner would be entitled to continued payment of bonuses for the fiscal year in which the termination becomes effective and for the following 24-month post-termination period, subject to reduction to twelve months if he takes employment with another major entertainment company (other than as an independent producer) within twelve months of the effective date of termination. The agreement provides that bonuses for such 24-month post-termination period will not be less than the bonuses for the two full fiscal years prior to the effective date of termination and that any bonus for a twelve-month period will not be less than the average of the bonuses for the two prior fiscal years; any stock options that are then vested or vest within three months following the effective date of termination will remain exercisable for twelve months from such date.

  Under the employment agreement, in the event that a post-termination bonus or bonuses become payable in respect of the 24 months following the termination date of the employment agreement in September 2006, and the bonus formula is then in effect, the post-termination bonuses for each year of such 24-month period (i.e., fiscal 2007 and fiscal 2008) will be calculated pursuant to the bonus formula with a Bonus Percentage of 0.35% for fiscal 2007 and 0.30% for fiscal 2008. Any such bonus or bonuses will be paid only after such payment is no longer subject to Section 162(m).

  Recommendation of the Board of Directors. The Board believes that the bonus formula set forth in the Chief Executive Officer Bonus Compensation Plan, as a component of the full compensation package contained in Mr. Eisner's new employment agreement and which continues the risk/reward philosophy of his 1989 agreement, is in the best interests of the Company and its stockholders. In approving the new agreement, including the bonus formula, the Compensation Committee and the Executive Performance Plan Committee and the Board took into account, among other things, Mr. Eisner's substantial contributions to the Company in the course of its growth since he first became Chief Executive Officer; the increased challenge of sustaining the Company's growth through the coming decade in view of its greater size (particularly as a result of the acquisition of ABC), rapidly evolving technology and increasingly competitive global environment; and the desirability of obtaining Mr. Eisner's commitment to carry out the long-term future projects of the Company beyond the term of the 1989 agreement.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PERFORMANCE-BASED COMPENSATION PLAN FOR THE CHIEF EXECUTIVE OFFICER OF THE COMPANY.

        ITEM 4--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Company has appointed Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending September 30, 1997. Price Waterhouse LLP has served as the Company's independent accountants since the incorporation of Walt Disney Productions in 1938. Services provided to the Company and its subsidiaries by Price Waterhouse LLP in fiscal 1996 included the examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission and consultations on various tax and information services matters.

  Representatives of Price Waterhouse LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

  Ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants for fiscal 1997 will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the annual meeting. In the event stockholders do not ratify the appointment of Price Waterhouse LLP, the appointment will be reconsidered by the Audit Review Committee and the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1997.

                         ITEM 5--STOCKHOLDER PROPOSALS

CONTRACT SUPPLIER STANDARDS

  The Burke-Lazarus 1995 Trust, of 554 Kansas Street, San Francisco, California 94107, owner of 300 shares of common stock, and the General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201, owner of an undisclosed number of shares of common stock having a market value in excess of $1,000, have submitted the following proposal:

  "Whereas:

  "The public is concerned about the conditions under which clothing and goods they purchase are produced. The media has made people aware that more companies are contracting with independent producers for goods and services outside of the United States. A survey conducted by Marymount University in 1995, indicates 75% of respondents stated they would avoid shopping in stores if they were aware that stores sold goods made under sweatshop conditions. Seventy-eight percent said they would be willing to pay a dollar more for a $20 garment not made in sweatshops.

  "Disturbing information has surfaced about independent producers with regard to working conditions, wage levels, use of child labor and abuse of workers. In May, 1996, a human rights group released information indicating that workers at N.S. Mart in Haiti, where shirts are sewn for Disney, receive as little as $10.77 per week (28 cents an hour), a marginal survival wage. This salary does not allow for workers and their families to meet their immediate needs.

  "We believe companies like Disney must take some responsibility for any human rights abuses in plants where their products are made. On July 16, 1996, Department of Labor Secretary Robert Reich addressed the Fashion Industry Forum, stating, "The eradication of sweatshops is everyone's responsibility from companies to consumers'. President Clinton recently invited companies to join the White House Apparel Industry Partnership, charging the group to develop tough criteria to discourage use of sweatshops and provide information to consumers.

  "Companies must take concrete steps to assure shareholders and consumers that employees who work for their suppliers are guaranteed basic rights, including freedom of association, healthful working conditions, a sustainable community wage, and a work environment free of child labor and abuse.

  "Disney can be a leader in this effort by enforcing strong supplier standards. Through the use of independent monitoring of its code of conduct (a system used by The Gap, Inc. in El Salvador), there can be greater assurance of adherence to the company's standards.

  "Resolved: Shareholders request the Board of Directors to report on its contract supplier standards, and review compliance mechanisms for vendors, subcontractors and buying agents in the countries where it sources. A summary of the results should be reported to shareholders by September, 1997. This review should include:

    "1. Summary of current company policies regarding supplier standards of conduct.

    "2. Policies to implement ongoing adjustment of salaries to ensure adequate purchasing power and a sustainable community wage.

    "3. Establishment of procedures for internal compliance and external monitoring, in conjunction with local non-governmental organizations.

    "4. Standards clearly defining the right of workers to organize, and required work hours per week.

    "5. Provision for supplier standards to be translated into the languages of employees where the company has contracts, and distribution to employees.

    "6. Procedures should be developed to encourage suppliers to raise standards rather than terminate contracts.

  "These standards should be made available to shareholders and other interested parties upon request."

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS.

  The Company recognizes the importance, as both an ethical and a business responsibility, of obtaining appropriate assurances that its products are manufactured in accordance with all applicable laws and that the rights and welfare of workers engaged in the production of Disney merchandise are respected.

  With the exception of a single manufacturing facility in Europe owned by a Company subsidiary, the Company does not engage directly in manufacturing. Most consumer products sold under the "Disney" name or featuring Disney characters or properties are manufactured by independent licensees of the Company or by independent manufacturers pursuant to manufacturing agreements with Company licensees. Some merchandise sold at retail facilities operated by Company entities, such as the Disney Stores and theme parks, is produced by manufacturers operating under direct manufacturing agreements with Company subsidiaries. At the end of fiscal 1996, the Company had approximately 3,800 licensees around the world; more than 2,000 manufacturers in the United States and abroad were engaged in the production of Disney-branded merchandise for those licensees; and more than 2,000 manufacturers in this country and abroad were engaged in the manufacture of goods for the Company's subsidiaries.

  The Company has adopted a number of policies and practices designed to protect the interests of workers engaged in the manufacture of Disney merchandise.

  . Disney licensing agreements currently impose strict employment-related conditions on licensees themselves as well as their suppliers and manufacturers, requiring, among other things, that they not engage in child labor; that they provide a safe and healthy workplace in compliance with all applicable laws; that they employ only voluntary labor and not use corporal punishment or other forms of mental or physical coercion as a form of discipline; that they comply with all applicable wage and hour laws, including minimum wage, overtime and maximum hour laws; that they utilize fair employment practices as defined by applicable laws; that they not discriminate in hiring or employment on grounds of race, religion, national origin, political affiliation, sexual preference or gender; and that they comply with all applicable environmental laws. These provisions also apply to manufacturers that enter into manufacturing agreements directly with Company subsidiaries.

  . Disney licensees, and the manufacturers with which they contract, must agree to provide the Company with all information it may request about manufacturing facilities, and authorize Disney to engage in activities such as unannounced on-site inspections in order to monitor compliance with applicable laws. Manufacturers under direct contract to supply products to the Company's subsidiaries must also meet these requirements. The Company has retained an independent monitoring firm to undertake such inspections on behalf of the Company in key U.S. apparel manufacturing locations. The Company has recently strengthened its internal monitoring of foreign manufacturers under direct contract to provide goods to Company subsidiaries, and has also retained an international auditing firm to conduct inspections and investigations of manufacturers used by Company licensees outside the United States.

  . Before a licensee may engage any manufacturer to produce Disney merchandise, it must obtain the Company's written consent to do so, and the manufacturer must enter into a manufacturer's agreement with the Company, committing itself, among other things, to the employment-related conditions described above. The Company may withhold its consent, for example, if it believes a proposed manufacturer will not comply with Disney standards. In certain countries, the Company has a policy not permitting Disney licensing or manufacturing activities at all. At present, for example, the Company does not authorize any such activity in Myanmar (formerly Burma).

  . Before any licensing agreement is renewed, the licensee must certify to the Company that it, and its manufacturers and suppliers, have complied with all of the employment-related conditions in its licensing agreement with the Company.

  . Whenever the Company learns of a violation of a licensing or manufacturing agreement, its policy is to work with the licensee toward a correction of the problem, if practicable. In a particularly egregious situation, or if the licensee or a manufacturer reveals a pattern of poor performance or lack of cooperation, the Company may terminate the agreement immediately.

  . In countries in which significant or widespread labor or other social or political issues have been identified, the Company also seeks advice from U.S. governmental authorities, including the Department of Commerce, the State Department or the relevant U.S. embassy, in order to ensure that the company's practices are consistent with U.S. governmental policy.

  . During fiscal 1996, the Company took further steps to strengthen its efforts in reviewing the performance of licensees and manufacturers and monitoring their compliance with the Company's standards. As noted above, the Company has increased its use of third-party investigators, both domestically and internationally. In addition, the Company has organized an International Labor Standards Group to review existing policies and practices and to consider means of strengthening their effectiveness, including increased monitoring of compliance. This Group, which includes representatives from the Company's consumer products licensing and retail businesses as well as its corporate human resources, controllership and legal departments, is authorized to draw on other resources from within the Company and to seek input from third parties as it deems appropriate. In this connection, the Company has retained Price Waterhouse LLP to assist the Group in its review. The Group will report on the results of its review to the Company's senior management on an ongoing basis, and provide a forum for efforts to strengthen the Company's performance.

  In the specific case of Haiti, cited in the proposal, the Company currently has three licensees that have or contract with manufacturing operations in Haiti. Contrary to the claims made in the stockholder proposal, the Company believes, based on its own investigations and information provided by the U.S. embassy in Haiti, that average wages paid at these facilities are substantially above of local minimum wage rates. The Company further believes that these wage rates, and employment conditions generally at the facilities used by Disney licensees and their manufacturers, are in keeping with standard industry practices in Haiti.

  Against this background, the Company believes that the concerns reflected in the stockholder proposal have already been substantially addressed and will continue to be the subject of close scrutiny by the International Labor Standards Group. Moreover, the Company's management does not believe it would be appropriate or in the best interests of its stockholders for the Company to adopt some of the policies called for in the stockholder proposal, which would require the Company to engage in activities promoting specific social and economic changes in other countries. Instead, the Company believes that its efforts should remain focused on continuing efforts to strengthen existing policies and practices and to enhance the monitoring of compliance by licensees and their manufacturers.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

FINANCIAL AND SOCIAL ACCOUNTABILITY IN EXECUTIVE COMPENSATION

  The Corporation of the Convent of the Sisters of St. Joseph, of Chestnut Hill, Philadelphia 19118, owner of 31,000 shares of common stock; The Domini Social Equity Fund, of 6 St. James Avenue, Boston, Massachusetts 02116, owner of 29,000 shares of common stock; and the Sisters of the Blessed Sacrament, of 1663 Bristol Pike, Bensalem, Pennsylvania 19020, owner of 200 shares of common stock, have submitted the following proposal:

  "Whereas: We believe that financial, social and environmental criteria should be taken into account in setting compensation for corporate officers. Public scrutiny on compensation is intensifying, with serious concerns being expressed about the widening chasm between salaries of top corporate officers and their employees as well as contract workers. Concerns include:

  "--CEO compensation at large corporations leaped 23% in 1995 to an average of $4.37 million, according to Pearl Meyer and Partners. That figure represents $2,100 an hour, or 183 times the average U.S. worker's 1995 hourly earnings.

  "--Disney Chairman and CEO Michael Eisner's 1995 total compensation was estimated at approximately $14.78 million by the Corporate Social Ratings Monitor (KLD & Co. Inc.). Business Week's 1996 Executive Compensation Scoreboard issue stated that "Eisner gave shareholders the least return for the $228 million he has garnered since 1993' (April 22, 1996).

  "--Contract apparel workers under license to Disney in Haiti are reportedly compensated at as little as 28 cents per hour or $10.77 per week. We believe this is a less than a sustainable wage.

  "--Shareholders support the company's decision to source production in Haiti and other developing countries. However, the company should bear responsibility for ensuring that its contractors pay a sustainable wage. A study of Haitian contractors by a human rights group found that another Haiti apparel factory pays workers 90 cents per hour or three times what Disney contract workers are paid.

  "--The relationship between compensation and the social impact of company decisions is a crucial question for our company to consider. Specifically, the company needs to address the impact of paying high CEO and officer salaries, low wages to contract workers in the U.S., and poverty wages to contract workers in Haiti and other low wage countries. Companies are beginning to adopt policies assuring that a sustainable wage is paid to workers to provide enough compensation to support themselves and their families. Bristol-Myers Squibb and Proctor & Gamble are two companies that have established a living wage policy for their global operations.

  "RESOLVED: shareholders request that the Board institute an Executive Compensation Review, and prepare a report available to shareholders by October 1997 with a summary of the results and recommended changes in practice. The review shall cover pay, benefits, perks, stock options, and special arrangements in the compensation packages for all top officers. The review will address:

  "1. Ways to link our company's executive compensation more closely to financial performance and social and environmental criteria.

  "2. Comparison of compensation packages for company officers with both the lowest and average wages for Disney contract workers in the U.S. and three low wage countries, including Haiti.

  "3. Whether a cap should be placed on compensation packages for officers to prevent our company from paying excessive compensation."

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS.

  This proposal also raises the issue of international labor practices addressed by the previous proposal, as well as calling for a review of executive compensation policies. As noted in the discussion above, the Company agrees that international labor standards and practices warrant close attention and is taking appropriate steps to ensure that its policies are properly applied and strengthened. Also as noted above, the Company believes the proposal's statements concerning Haiti are factually incorrect.

  With respect to the remainder of the proposal, the approach of the Board of Directors to the overall issue of executive compensation is set forth in detail in the Report of the Compensation Committee of the Board above. As indicated in that Report, the Company believes that a balanced approach to executive compensation, involving base salaries, discretionary bonuses and periodic grants of stock options, best serves the interests of the Company by promoting efforts to advance both the short-term and long-term interests of stockholders. In the special case of the Chief Executive Officer, the Board believes that particular weight should be assigned to long-term performance, and accordingly the Company's existing and proposed new employment agreement with Michael Eisner emphasize appreciation in stockholder value as a principal basis for compensation.

  In this connection, the Company notes the reference in the proposal to $228 million in compensation received by the Company's Chief Executive Officer since 1993. It is important for all stockholders to note that of this amount (which refers to compensation through 1995), more than $202 million (or nearly 89% of the total) resulted from the exercise by Mr. Eisner in 1993 of stock options granted at the beginning of his service with the Company nine years earlier, directly reflecting growth in value for all stockholders over that period. Of the remaining $26 million, some $24 million represented bonuses under Mr. Eisner's employment agreement, which were also directly tied to the Company's performance, as described under "Employment Agreements--1989 Employment Agreement with Michael D. Eisner." Thus, nearly 98% of Mr. Eisner's compensation in the period cited was directly related to, and dependent upon, growth in stockholder value.

  In matters of executive compensation, the Board considers it entirely appropriate to keep the emphasis on overall return to stockholders. The Board does not believe that this focus in any way detracts from the Company's commitments to ensuring the quality and integrity of its products, protecting the environment, promoting ethical, equitable and productive work environments and preserving and enhancing the worldwide significance and value of the "Disney" brand. All of these concerns are core components of protecting and advancing the interests of the Company and its stockholders.

  The Company does not believe that an additional review of executive compensation policies, beyond the continuing monitoring by the Compensation Committee or the Executive Performance Plan Committee, would serve a useful purpose. Nor does the Company believe it would be meaningful to undertake a comparative study of U.S. and foreign manufacturing wage rates and the Company's executive compensation policies. As noted in the Report of the Compensation Committee, executive compensation policies must be determined in the context of the highly competitive environment in which the Company operates, the magnitude of the responsibilities borne by the Company's executives and the extent to which their efforts contribute responsibly to the growth of stockholder value.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

                                 OTHER MATTERS

  As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. In the event that any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

  Any proposal of a stockholder intended to be presented at the Company's 1998 annual meeting of stockholders must be received by the Secretary of the Company, for inclusion in the Company's proxy statement relating to the 1998 annual meeting, by September 12, 1997.

                               QUARTERLY REPORTS

  All stockholders (both record and "street name" holders) who wish to receive the Company's quarterly reports may call the Company at (818) 553-7200 (between 8 a.m. and 5 p.m. Pacific time) or write to Shareholder Services, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521-9722, to be included on the Company's mailing list.

                            ADDITIONAL INFORMATION

  The cost of soliciting proxies in the enclosed form will be borne by the Company. The Company has retained Georgeson & Co., 100 Wall Street, New York, New York 10005, to aid in the solicitation of proxies. For these services, the Company will pay Georgeson & Co. a fee of $15,000 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.


                                          By order of the Board of Directors,


                                          /s/ Marsha L. Reed

                                          Marsha L. Reed
                                          Corporate Secretary

January 9, 1997

                                                                        ANNEX 1

                       1997 CASH BONUS PERFORMANCE PLAN
                            FOR EXECUTIVE OFFICERS

SECTION 1. PURPOSE OF PLAN

  The purpose of the Plan is to promote the success of the Company by providing to participating executives bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

SECTION 2. DEFINITIONS AND TERMS

  2.1 Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and reflected in the consolidated financial statements of the Company, prepared in the ordinary course of business.

  2.2 Specific Terms. The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

    "Base Salary" in respect of any Performance Period means the aggregate base annualized salary of a Participant from the Company and all affiliates of the Company at the time Participant is selected to participate for that Performance Period, exclusive of any commissions or other actual or imputed income from any Company-provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

    "Base Salary Multiple" means an amount equal to ten times Base Salary or, in the case of the Chief Executive Officer, twenty times Base Salary.

    "Bonus" means a cash payment or payment opportunity as the context requires.

    "Business Criteria" means any one or any combination of Net Income, Return on Equity, Return on Assets or EPS.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    "Committee" means the Executive Performance Plan Committee which has been established to administer the Plan in accordance with Section 3.1 and
  Section 162(m) of the Code.

    "Company" means The Walt Disney Company and any successor, whether by merger, ownership of all or substantially all of its assets or otherwise.

    "EPS" for any Year means earnings per share of the Company, as reported in the Company's Consolidated Statement of Income set forth in the audited annual financial statements of the Company for the Year.

    "Executive" means a key employee (including any officer) of the Company who is (or in the opinion of the Committee may during the applicable Performance Period become) an "executive officer" as defined in Rule 3b-7 under the Securities Exchange Act of 1934.

    "Net Income" for any Year means the consolidated net income of the Company, as reported in the audited financial statements of the Company for the Year.

    "Participant" means an Executive selected to participate in the Plan by the Committee.

    "Performance Period" means the Year or Years with respect to which the Performance Targets are set by the Committee.

    "Performance Target(s)" means the specific objective goal or goals (which may be cumulative and/or alternative) that are timely set in writing by the Committee for each Executive for the Performance Period in respect of any one or more of the Business Criteria.

    "Plan" means the 1997 Cash Bonus Performance Plan for Executive Officers of the Company, as amended from time to time.

    "Return on Assets" means Net Income divided by the average of the total assets of the Company at the end of the fiscal quarters of the Year, as reported by the Company in its consolidated financial statements.

    "Return on Equity" means the Net Income divided by the average of the common stockholders equity of the Company at the end of each of the fiscal quarters of the Year, as reported by the Company in its consolidated financial statements.

    "Section 162(m)" means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

    "Year" means any one or more fiscal years of the Company commencing on or after October 1, 1996 that represent(s) the applicable Performance Period and end(s) no later than September 30, 2001.

SECTION 3. ADMINISTRATION OF THE PLAN

  3.1 The Committee. The Plan shall be administered by a Committee consisting of at least three members of the Board of Directors of the Company, duly authorized by the Board of Directors of the Company to administer the Plan, who (i) are not eligible to participate in the Plan and (ii) are "outside directors" within the meaning of Section 162(m).

  3.2 Powers of the Committee. The Committee shall have the sole authority to establish and administer the Performance Target(s) and the responsibility of determining from among the Executives those persons who will participate in and receive Bonuses under the Plan and, subject to Sections 4 and 5 of the Plan, the amount of such Bonuses and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who are selected as Participants in the Plan.

  3.3 Requisite Action. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

  3.4 Express Authority (and Limitations on Authority) to Change Terms and Conditions of Bonus. Without limiting the Committee's authority under other provisions of the Plan, but subject to any express limitations of the Plan and
Section 5.8, the Committee shall have the authority to accelerate a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. In the case of any acceleration of a Bonus after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody's Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs.

SECTION 4. BONUS PROVISIONS.

  4.1 Provision for Bonus. Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee, relative to the applicable Business Criteria, are attained. The applicable

Performance Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m). Notwithstanding the fact that the Performance Target(s) have been attained, the Company may pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 4.2 or may pay no Bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

  4.2 Selection of Performance Target(s). The specific Performance Target(s) with respect to the Business Criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m). At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, and for any person who may become a Participant after the Performance Target(s) are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to the Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.3, 4.7, 5.1 and 5.8.

  4.3 Maximum Individual Bonus. Notwithstanding any other provision hereof, no Executive shall receive a Bonus under the Plan for any fiscal year in excess of $15 million, in the case of the Chief Executive Officer, or $10 million, in the case of any other Executive or, if less (in the case of both the Chief Executive Officer or any other Executive), his or her Base Salary Multiple. No Executive shall receive aggregate bonuses under this Plan in excess of $75 million in the case of the Chief Executive Officer or $50 million in the case of any other Executive.

  4.4 Selection of Participants. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who will participate in the Plan.

  4.5 Effect of Mid-Year Commencement of Service. To the extent compatible with Sections 4.2 and 5.8, if services as an Executive commence after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant a Bonus that is proportionately adjusted based on the period of actual service during the Year; the amount of any Bonus paid to such person shall not exceed that proportionate amount of $10 million ($15 million in the case of the Chief Executive Officer).

  4.6 Changes Resulting From Material Acquisitions, Dispositions or Recapitalizations; Extraordinary Items; Accounting Changes. Subject to Section 5.8, if, after the Performance Target(s) are established for a Performance Period, a change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid under this Plan for such Performance Period shall be determined without regard to such change.

  4.7 Committee Discretion to Determine Bonuses. The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant's Bonus shall be calculated (in accordance with Section 4.2), whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. To this same extent, the Committee may at any time establish additional conditions and terms of payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2 or 4.3 of the Plan or award a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

  4.8 Committee Certification. No Executive shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

  4.9 Time of Payment. Any Bonuses granted by the Committee under the Plan shall be paid as soon as practicable following the Committee's determinations under this Section 4 and the certification of the Committee's findings under
Section 4.8. Any such payment shall be in cash or cash equivalent, subject to applicable withholding requirements. Notwithstanding the foregoing, the Committee, in its sole discretion (but subject to any prior written commitments and to any conditions consistent with Section 5.8 that it deems appropriate), defer the payout or vesting of any Bonus. In the case of the delay of a Bonus otherwise payable at or after the attainment and certification of the applicable Performance Target(s), any additional amount payable shall be based on Moody's Average Corporate Bond Yield over the deferral period.

SECTION 5. GENERAL PROVISIONS

  5.1 No Right to Bonus or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to be continued in the employ of the Company. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the Performance Target(s) have been attained and/or the individual maximum amounts pursuant to Section
4.2 have been calculated, the Company shall have no obligation to pay any Bonus hereunder nor to pay the maximum amount so calculated, unless the Committee otherwise expressly provides by written contract or other written commitment.

  5.2 Discretion of Company, Board of Directors and Committee. Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

  5.3 Absence of Liability. A member of the Board of Directors of the Company or a member of the Committee of the Company or any officer of the Company shall not be liable for any act or inaction hereunder, whether of commission or omission.

  5.4 No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an "unfunded" plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

  5.5 Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 5.5 shall not apply to an assignment of a contingency or payment due after the death of the Executive to the deceased Executive's legal representative or beneficiary.

  5.6 Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware.

  5.7 Non-Exclusivity. Subject to Section 5.8, the Plan does not limit the authority of the Company, the Board or the Committee, or any subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Target(s) used under the Plan. In addition, Executives not selected to participate in the Plan may participate in other plans of the Company.

  5.8 Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan and Bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Bonus intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

SECTION 6. AMENDMENTS, SUSPENSION OR TERMINATION OF PLAN

  The Board of Directors or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment may be effective without Board of Directors and/or stockholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code.


[RECYCLE LOGO]

PRINTED ON RECYCLED PAPER

PROXY FORM                 The Walt Disney Company              PROXY FORM

         Annual Meeting of Stockholders - To Be Held February 25, 1997
                   THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned hereby appoint(s) SANFORD M. LITVACK, RICHARD D. NANULA, and DAVID K. THOMPSON, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of The Walt Disney Company that the undersigned would be entitled to cast if personally present at the 1997 Annual Meeting of Stockholders of the Company, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR
                                   ---
LISTED ON THE REVERSE SIDE, FOR PROPOSAL NUMBER 2, FOR PROPOSAL NUMBER 3, FOR
                            ---                    ---                    ---
PROPOSAL NUMBER 4, AGAINST PROPOSAL NUMBER 5, AGAINST PROPOSAL NUMBER 6 AND
                   -------                    -------
ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Please date, sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign.

                CONTINUED AND TO BE VOTED AND SIGNED ON REVERSE

Fold & Tear Here                                                Fold & Tear Here


(1) ELECTION OF DIRECTORS: REVETA F. BOWERS, ROY E. DISNEY,
    IGNACIO E. LOZANO, JR., GEORGE J. MITCHELL, GARY L. WILSON

    FOR all nominees (except as marked to the contrary)  [_]


    WITHHOLD authority to vote for all nominees          [_]

    WITHHOLD authority to vote for the individual nominees identified in the space provided below


    --------------------------------------------------------------------



                                            FOR     AGAINST     ABSTAIN
                                            ---     -------     -------
(2) To approve the 1997 Cash Bonus
    Performance Plan                        [_]       [_]         [_]

(3) To approve a performance-based          [_]       [_]         [_]
    compensation plan for the Chief
    Executive Officer of the Company

(4) To ratify the appointment of Price      [_]       [_]         [_]
    Waterhouse LLP as the Company's
    independent accountants for the
    1997 fiscal year

(5) To approve the stockholder proposal     [_]       [_]         [_]
    with respect to contract supplier
    standards

(6) To approve the stockholder proposal     [_]       [_]         [_]
    with respect to executive
    compensation



PLEASE MARK ALL CHOICES LIKE THIS  [X]


SIGNATURE _________________________________   DATE ____________________

SIGNATURE _________________________________   DATE ____________________